                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                                     among

                           QUALITY MORTGAGE USA, INC.
                                 CALMAC FUNDING
                           DLJ MORTGAGE CAPITAL, INC.
                           DLJ QUALITY PARTNERS, L.P.
                                RUSSELL JEDINAK
                                REBECCA JEDINAK

                                      and

                    AMRESCO RESIDENTIAL MORTGAGE CORPORATION





                                October 9, 1996

                               TABLE OF CONTENTS

                                                                     PAGE


   ARTICLE 1  Purchase and Sale of the Assets   . . . . . . . . . . . . 2
       1.1    Purchase and Sale of the Assets   . . . . . . . . . . . . 2
       1.2    Consideration for Purchase and Sale   . . . . . . . . . . 2
              (a)    Closing Payment  . . . . . . . . . . . . . . . . . 2
              (b)    Buyer's Assumption of Liabilities  . . . . . . . . 2
              (c)    Buyer's Assumption of Contracts  . . . . . . . . . 2
       1.3    The Company's Retention of Liabilities  . . . . . . . . . 3
       1.4    Allocation of Closing Payment   . . . . . . . . . . . . . 3
       1.5    Escrow for Purchase Price Adjustment  . . . . . . . . . . 3

   ARTICLE 2  Closing The Transaction   . . . . . . . . . . . . . . . . 4
       2.1    Closing   . . . . . . . . . . . . . . . . . . . . . . . . 4
       2.2    Sellers' Deliveries at Closing  . . . . . . . . . . . . . 5
              (a)    Bill of Sale   . . . . . . . . . . . . . . . . . . 5
              (b)    Real Property  . . . . . . . . . . . . . . . . . . 5
                     (i)    Title Policies  . . . . . . . . . . . . . . 5
                     (ii)   Deeds, Etc.   . . . . . . . . . . . . . . . 5
                     (iii)  Surveys   . . . . . . . . . . . . . . . . . 5
              (c)    Account Transfer Documents   . . . . . . . . . . . 5
              (d)    Other Instruments  . . . . . . . . . . . . . . . . 6
              (e)    Consents   . . . . . . . . . . . . . . . . . . . . 6
              (f)    Closing Certificates   . . . . . . . . . . . . . . 6
              (g)    Proceedings and Documents  . . . . . . . . . . . . 6
              (h)    Good Standing Certificates   . . . . . . . . . . . 6
              (i)    Certificates of No Tax Due   . . . . . . . . . . . 6
              (j)    Estoppel Certificates  . . . . . . . . . . . . . . 7
              (k)    Lien Releases  . . . . . . . . . . . . . . . . . . 7
              (l)    Name Change  . . . . . . . . . . . . . . . . . . . 7
              (m)    Opinions of Sellers' Counsels  . . . . . . . . . . 7
              (n)    Certificates and Notes   . . . . . . . . . . . . . 7
              (o)    Sales Tax Certification  . . . . . . . . . . . . . 8
              (p)    Releases   . . . . . . . . . . . . . . . . . . . . 8
              (q)    Articles, Resolutions, and Incumbency  . . . . . . 8
              (r)    Corporate Records  . . . . . . . . . . . . . . . . 8
              (s)    Other Instruments  . . . . . . . . . . . . . . . . 8
       2.3    Buyer's Deliveries at Closing.  . . . . . . . . . . . . . 8
              (a)    The Closing Payment  . . . . . . . . . . . . . . . 8
              (b)    Closing Certificate  . . . . . . . . . . . . . . . 8

                                                                    Page(s)



              (c)    Consents.    . . . . . . . . . . . . . . . . . . . . 8
              (d)    Opinion of Buyer's Counsel   . . . . . . . . . . . . 8
              (e)    Articles, Resolutions and Incumbency   . . . . . . . 9
              (f)    Payment for DLJ Lien Release   . . . . . . . . . . . 9
              (g)    Other Instruments  . . . . . . . . . . . . . . . . . 9
       2.4    Related Agreements  . . . . . . . . . . . . . . . . . . . . 9
              (a)    Assignment and Assumption Agreements   . . . . . . . 9
              (b)    Noncompetition Agreements  . . . . . . . . . . . . . 9
              (c)    Credit Agreement   . . . . . . . . . . . . . . . . . 9
              (d)    Escrow Agreement   . . . . . . . . . . . . . . . .  10

   ARTICLE 3  Conditions To Consummating The Transaction  . . . . . . .  10
       3.1    Joint Conditions  . . . . . . . . . . . . . . . . . . . .  10
              (a)    HSR Act  . . . . . . . . . . . . . . . . . . . . .  10
              (b)    No Litigation  . . . . . . . . . . . . . . . . . .  10
              (c)    Related Agreements   . . . . . . . . . . . . . . .  10
       3.2    Buyer's Conditions  . . . . . . . . . . . . . . . . . . .  10
              (a)    Sellers' Representations True  . . . . . . . . . .  10
              (b)    Sellers' Compliance with Agreement   . . . . . . .  11
              (c)    Sellers' Consents  . . . . . . . . . . . . . . . .  11
              (d)    Permits  . . . . . . . . . . . . . . . . . . . . .  11
              (e)    Express Acquisition  . . . . . . . . . . . . . . .  11
              (f)    Agent for Service of Process   . . . . . . . . . .  12
              (g)    Corporate Records  . . . . . . . . . . . . . . . .  12
       3.3    Sellers' Conditions to Closing  . . . . . . . . . . . . .  12
              (a)    Buyer's Representations True   . . . . . . . . . .  12
              (b)    Buyer's Compliance with Agreement  . . . . . . . .  12
              (c)    Buyer Consents   . . . . . . . . . . . . . . . . .  12

   ARTICLE 4  Joint Covenants to Satisfy Conditions and Consummate the
              Transaction . . . . . . . . . . . . . . . . . . . . . . .  12
       4.1    Defending the Agreement   . . . . . . . . . . . . . . . .  12
       4.2    Lifting Injunctions   . . . . . . . . . . . . . . . . . .  13
       4.3    Other Actions   . . . . . . . . . . . . . . . . . . . . .  13
       4.4    HSR Act Filings   . . . . . . . . . . . . . . . . . . . .  13
       4.5    Scheduled Closing   . . . . . . . . . . . . . . . . . . .  13
       4.6    Cooperation.  . . . . . . . . . . . . . . . . . . . . . .  13

   ARTICLE 5  Termination   . . . . . . . . . . . . . . . . . . . . . .  13
       5.1    Reasons for Termination   . . . . . . . . . . . . . . . .  13
              (a)    By Mutual Consent  . . . . . . . . . . . . . . . .  13
              (b)    By the Buyer   . . . . . . . . . . . . . . . . . .  13
              (c)    By Sellers   . . . . . . . . . . . . . . . . . . .  14

                                                                    Page(s)



              (d)    Drop-Dead Date   . . . . . . . . . . . . . . . . .  14
       5.2    Notice of Problems  . . . . . . . . . . . . . . . . . . .  14
       5.3    Buyer Termination Procedure   . . . . . . . . . . . . . .  14
       5.4    Sellers' Termination Procedure  . . . . . . . . . . . . .  14
       5.5    Effect of Termination   . . . . . . . . . . . . . . . . .  15

   ARTICLE 6  Representations and Warranties of Sellers   . . . . . . .  15
       6.1    Sellers; Entry Into Agreements  . . . . . . . . . . . . .  15
              (a)    Organization and Good Standing   . . . . . . . . .  15
              (b)    Corporate Power and Authority; Validity and
                     Authorization  . . . . . . . . . . . . . . . . .    16
              (c)    Subsidiaries   . . . . . . . . . . . . . . . . . .  17
              (d)    No Conflict  . . . . . . . . . . . . . . . . . . .  17
              (e)    Sellers' Consents Required   . . . . . . . . . . .  17
              (f)    HSR Act  . . . . . . . . . . . . . . . . . . . . .  17
       6.2    Financial Information   . . . . . . . . . . . . . . . . .  18
              (a)    Financial Statements; Books and Records  . . . . .  18
              (b)    Conduct of Business  . . . . . . . . . . . . . . .  19
              (c)    No Adverse Change  . . . . . . . . . . . . . . . .  20
              (d)    Acquired Assets  . . . . . . . . . . . . . . . . .  20
       6.3    Assets  . . . . . . . . . . . . . . . . . . . . . . . . .  20
              (a)    Personal Property  . . . . . . . . . . . . . . . .  20
                     (i)    Title   . . . . . . . . . . . . . . . . . .  20
                     (ii)   Notes and Accounts Receivable   . . . . . .  21
                     (iii)  Bank Accounts   . . . . . . . . . . . . . .  21
              (b)    Real Property  . . . . . . . . . . . . . . . . . .  21
                     (i)    Fee Simple  . . . . . . . . . . . . . . . .  21
                     (ii)   Leases; Easements and Other Interests   . .  21
                     (iii)  Eminent Domain  . . . . . . . . . . . . . .  22
                     (iv)   Improvements  . . . . . . . . . . . . . . .  22
                     (v)    Real Property and Leased Premises Taxes   .  23
              (c)    Intellectual Property  . . . . . . . . . . . . . .  23
                     (i)    Intellectual Property   . . . . . . . . . .  23
                     (ii)   Ownership   . . . . . . . . . . . . . . . .  23
                     (iii)  Trademarks  . . . . . . . . . . . . . . . .  24
                     (iv)   Trade Secrets   . . . . . . . . . . . . . .  24
              (d)    Contracts  . . . . . . . . . . . . . . . . . . . .  24
              (e)    Necessary Assets   . . . . . . . . . . . . . . . .  25
       6.4    Liabilities   . . . . . . . . . . . . . . . . . . . . . .  25
              (a)    No Liabilities   . . . . . . . . . . . . . . . . .  25
              (b)    Tax Matters  . . . . . . . . . . . . . . . . . . .  25
              (c)    Litigation   . . . . . . . . . . . . . . . . . . .  27
              (d)    Employee Liabilities   . . . . . . . . . . . . . .  28

                                                                    Page(s)



       6.5    Business  . . . . . . . . . . . . . . . . . . . . . . . .  28
              (a)    Mortgage Banking Licenses and Qualifications   . .  28
              (b)    Mortgage Loans   . . . . . . . . . . . . . . . . .  28
              (c)    Enforceability   . . . . . . . . . . . . . . . . .  29
              (d)    Title to Certain Mortgage Loans; Mortgage Loan
                            Conveyance Agreements   . . . . . . . . . .  30
              (e)    No Recourse  . . . . . . . . . . . . . . . . . . .  30
              (f)    Compliance with Mortgage Banking Regulations   . .  31
              (g)    Physical Damage  . . . . . . . . . . . . . . . . .  31
              (h)    Tax Identification   . . . . . . . . . . . . . . .  32
              (i)    ARMs and Conversion Loans  . . . . . . . . . . . .  32
              (j)    Mortgage Servicing   . . . . . . . . . . . . . . .  32
              (k)    Subordinated and Residual Securitization
                     Certificates   . . . . . . . . . . . . . . . . . .  33
              (l)    Insurance Operations   . . . . . . . . . . . . . .  33
              (m)    Insurance  . . . . . . . . . . . . . . . . . . . .  34
              (n)    Employees  . . . . . . . . . . . . . . . . . . . .  34
              (o)    Worker's Compensation  . . . . . . . . . . . . . .  35
              (p)    ERISA  . . . . . . . . . . . . . . . . . . . . . .  35
              (q)    Affiliated Transactions  . . . . . . . . . . . . .  35
              (r)    Legal Requirements   . . . . . . . . . . . . . . .  35
                     (i)    Compliance with Laws  . . . . . . . . . . .  35
                     (ii)   Certain Acts  . . . . . . . . . . . . . . .  35
                     (iii)  Bulk Sales  . . . . . . . . . . . . . . . .  36
              (s)    Environmental Matters  . . . . . . . . . . . . . .  36
                     (i)    Compliance  . . . . . . . . . . . . . . . .  36
                     (ii)   Environmental Claims  . . . . . . . . . . .  36
       6.6    Other   . . . . . . . . . . . . . . . . . . . . . . . . .  37
              (a)    Documents Delivered  . . . . . . . . . . . . . . .  37
              (b)    No Brokers Fees; No Commissions  . . . . . . . . .  37
              (c)    Full Disclosure  . . . . . . . . . . . . . . . . .  37
       6.7    DLJ Stockholders' Knowledge   . . . . . . . . . . . . . .  37
       6.8    Calmac's and the Jedinaks' Knowledge  . . . . . . . . . .  37

   ARTICLE 7  Representations and Warranties of Buyer   . . . . . . . .  38
       7.1    Entry Into Agreements   . . . . . . . . . . . . . . . . .  38
              (a)    Organization and Good Standing   . . . . . . . . .  38
              (b)    Corporate Power and Authority; Validity and
                     Authorization  . . . . . . . . . . . . . . . . . .  38
       7.2    Conflicts and Consents  . . . . . . . . . . . . . . . . .  38
              (a)    No Conflict  . . . . . . . . . . . . . . . . . . .  38
              (b)    Buyer Consents Obtained  . . . . . . . . . . . . .  38
       7.3    No Brokers Fees; No commissions   . . . . . . . . . . . .  39
       7.4    HSR Act   . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                                    Page(s)


   ARTICLE 8  Covenants of Sellers  . . . . . . . . . . . . . . . . . .  39
       8.1    Conduct of Businesses of the Company and the
                     Subsidiaries Pending Closing   . . . . . . . . . .  39
       8.2    Access to Information and Employees   . . . . . . . . . .  40
       8.3    No Solicitation   . . . . . . . . . . . . . . . . . . . .  40
       8.4    Financial Statements  . . . . . . . . . . . . . . . . . .  40
       8.5    Express Acquisition   . . . . . . . . . . . . . . . . . .  40
       8.6    Maintain Organization   . . . . . . . . . . . . . . . . .  40
       8.7    401k Plan Termination   . . . . . . . . . . . . . . . . .  41
       8.8    Cancellation of Jamboree Lease  . . . . . . . . . . . . .  41
       8.9    Assist in Obtaining Licenses, Etc   . . . . . . . . . . .  41
       8.10   Sellers' Consents   . . . . . . . . . . . . . . . . . . .  41
       8.11   Buyer Registration Statement  . . . . . . . . . . . . . .  41

   ARTICLE 9  Post-Closing Agreements   . . . . . . . . . . . . . . . .  41
       9.1    Further Actions   . . . . . . . . . . . . . . . . . . . .  41
       9.2    Cooperation   . . . . . . . . . . . . . . . . . . . . . .  42
       9.3    Inspection of Records   . . . . . . . . . . . . . . . . .  42
       9.4    Agent for Service of Process  . . . . . . . . . . . . . .  43
       9.5    Use of Names  . . . . . . . . . . . . . . . . . . . . . .  43
       9.6    Employees   . . . . . . . . . . . . . . . . . . . . . . .  43
       9.7    Mortgage Loan Reporting   . . . . . . . . . . . . . . . .  44
       9.8    Maintain Insurance  . . . . . . . . . . . . . . . . . . .  44
       9.9    Non-Solicitation by Buyer   . . . . . . . . . . . . . . .  44
       9.10   Payment of Bonuses  . . . . . . . . . . . . . . . . . . .  44
       9.11   DLJ Stockholders' Nonsolicitation   . . . . . . . . . . .  44

   ARTICLE 10 Indemnification   . . . . . . . . . . . . . . . . . . . .  45
       10.1   Survival; Etc.  . . . . . . . . . . . . . . . . . . . . .  45
              (a)    Contents of this Agreement   . . . . . . . . . . .  45
              (b)    No Effect on Liability   . . . . . . . . . . . . .  45
              (c)    Survival   . . . . . . . . . . . . . . . . . . . .  46
              (d)    Commencing Actions   . . . . . . . . . . . . . . .  46
              (e)    Allocation of Losses Among Sellers   . . . . . . .  46
       10.2   Indemnities   . . . . . . . . . . . . . . . . . . . . . .  46
              (a)    Indemnification of Buyer and Buyerparent   . . . .  46
              (b)    Indemnification of the Sellers   . . . . . . . . .  47
              (c)    Duty to Mitigate; Insurance  . . . . . . . . . . .  48
       10.3   Limitations on Indemnities  . . . . . . . . . . . . . . .  48
              (a)    Materiality  . . . . . . . . . . . . . . . . . . .  48
              (b)    Cap  . . . . . . . . . . . . . . . . . . . . . . .  49

                                                                    Page(s)


              (c)    Exclusions.  . . . . . . . . . . . . . . . . . . .  49
       10.4   Notice and Opportunity to Defend  . . . . . . . . . . . .  49
              (a)    Notice, Etc  . . . . . . . . . . . . . . . . . . .  49
              (b)    Defense Costs  . . . . . . . . . . . . . . . . . .  50
              (c)    Third Party Claims   . . . . . . . . . . . . . . .  50
       10.5   Delays or Omissions   . . . . . . . . . . . . . . . . . .  50
       10.6   Governing Law; Attorneys' Fees  . . . . . . . . . . . . .  50
       10.7   Dispute Resolution  . . . . . . . . . . . . . . . . . . .  51
              (a)    Arbitration  . . . . . . . . . . . . . . . . . . .  51
              (b)    Emergency Relief   . . . . . . . . . . . . . . . .  53

   ARTICLE 11 Miscellaneous   . . . . . . . . . . . . . . . . . . . . .  53
       11.1   Successors and Assigns  . . . . . . . . . . . . . . . . .  53
       11.2   Entire Agreement; Amendment   . . . . . . . . . . . . . .  53
       11.3   Press Release   . . . . . . . . . . . . . . . . . . . . .  53
       11.4   Notices, Etc  . . . . . . . . . . . . . . . . . . . . . .  54
       11.5   No Third Party Beneficiary, Etc.  . . . . . . . . . . . .  56
       11.6   Reformation; Severability   . . . . . . . . . . . . . . .  56
       11.7   Counterparts  . . . . . . . . . . . . . . . . . . . . . .  56
       11.8   Titles and Subtitles  . . . . . . . . . . . . . . . . . .  56
       11.9   Power of Attorney   . . . . . . . . . . . . . . . . . . .  56
       11.10  Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  57

   EXHIBIT 1.1(a)   . . . . . . . . . . . . . . . . . . . . . . . . . .  60

   EXHIBIT 1.1(b)   . . . . . . . . . . . . . . . . . . . . . . . . . .  63

   EXHIBIT 1.2  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

   EXHIBIT 2.2(f)(1)  . . . . . . . . . . . . . . . . . . . . . . . . .  65

   EXHIBIT 2.2(f)(2)  . . . . . . . . . . . . . . . . . . . . . . . . .  66

   EXHIBIT 2.2(f)(3)  . . . . . . . . . . . . . . . . . . . . . . . . .  67

   EXHIBIT 2.3(a)   . . . . . . . . . . . . . . . . . . . . . . . . . .  69

                            ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October 9, 1996, by and among AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer") (f/k/a "AMRESCO B&C, Inc."), on the one hand, and Quality Mortgage USA, Inc., a California corporation (the "Company"); the stockholders of the Company: Calmac Funding, a Nevada corporation ("Calmac"), DLJ Mortgage Capital, Inc., a Delaware corporation ("DLJ") and DLJ Quality Partners, L.P., a Delaware limited partnership ("DLJ Partners" and together with DLJ, the "DLJ Stockholders"); and Russell Jedinak and Rebecca Jedinak, residents of Las Vegas, Nevada and the sole stockholders of Calmac (collectively, the "Jedinaks"), on the other hand. Calmac and the DLJ Stockholders are sometimes collectively referred to herein as the "Stockholders." The Company, the Stockholders and the Jedinaks are sometimes collectively referred to herein as the "Sellers."


                                R E C I T A L S

A. Buyer desires to purchase and the Company desires to sell substantially all of the assets, properties and rights of the Company used in, related to or constituting the business of originating, purchasing, selling, delivering and servicing residential mortgage loans as currently conducted by the Company and the Subsidiaries (defined below) (said business being the "Mortgage Business"). In connection therewith, Buyer has agreed to assume certain liabilities and contractual obligations of the Company.

B. Each Seller acknowledges that it has received adequate consideration for entering into this Agreement and performing its obligations hereunder, and that it will be benefitted by the transactions contemplated herein. The parties acknowledge that Buyer would not have entered into this Agreement without the participation, on the terms set forth herein, of each Seller.

C. Sellers have delivered to Buyer a Disclosure Schedule (herein so called) of even date herewith referred to herein. The Disclosure Schedule and the Exhibits (herein so called) referred to herein are a part hereof.

                               A G R E E M E N T

       Based on the recitals set forth above and the promises contained herein, the parties agree as follows:

                                   ARTICLE 1.

                        Purchase and Sale of the Assets

       1.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions contained herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing (defined below), the Company shall sell, convey, transfer, assign and deliver to Buyer, free and clear of Liens (defined below) and Retained Liabilities (defined below), and Buyer shall purchase from the Company, substantially all of the assets, properties and rights of the Company, whether or not reflected in the Company Financial Statements (defined below) or the Express Financial Statements (defined below) held by the Company or Express (defined below) at the Closing Date (defined below) and used in, related to or constituting the Mortgage Business (the "Acquired Assets"). The Acquired Assets include, but are not limited to, the assets, properties and rights identified on Exhibit 1.1(a) to this Agreement. Notwithstanding the foregoing, the Acquired Assets shall not include those assets identified on Exhibit 1.1(b) to this Agreement or on an addendum to Exhibit 1.1(b) hereto executed by the parties hereto on or prior to the Closing Date as "Retained Assets" (herein so called).

       1.2    Consideration for Purchase and Sale.

              (a) Closing Payment. At the Closing, as consideration for the purchase and sale of the Acquired Assets, Buyer shall pay to the Company $65,000,000 in immediately-available funds (the "Closing Payment"); provided, however, that $62,000,000 of the Closing Payment will be paid in immediately-available funds at the Closing and $3,000,000 of the Closing Payment will be held in escrow as provided in Section 1.5 (Escrow for Purchase Price Adjustment); provided further, that Buyer shall deliver by wire transfer $1,520,518 of the Closing Payment (the "DLJ Fee") to an account designated in writing by the DLJ Stockholders, which amount shall be deemed to be payment by the Company to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ Securities") of its obligations under the letter agreement dated March 18, 1996 among DLJ Securities and the Stockholders. The Closing Payment shall be effected by wire transfer to an account or accounts designated in writing by the Company to Buyer not later than the second business day prior to the Closing Date.

              (b) Buyer's Assumption of Liabilities. At the Closing, the Company shall assign and Buyer shall assume only the liabilities specifically set forth on Exhibit 1.2(b) to this Agreement (collectively, the "Assumed Liabilities").

              (c) Buyer's Assumption of Contracts. At the Closing, the Company shall assign and Buyer shall assume the contracts listed on Exhibit 1.2(c) to this Agreement or on an addendum to Exhibit 1.2(c) executed by the parties hereto on or prior to the Closing Date (collectively, the "Assumed Contracts").

       1.3 The Company's Retention of Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, succeed to, be liable for, be subject to or be obligated for, nor shall the Acquired Assets be subject to, any liabilities, claims, contracts or obligations of any nature whatsoever, whether known, unknown, absolute, accrued or contingent, or otherwise which the Company is, or could become, subject to or liable for, other than the Assumed Liabilities and the Assumed Contracts (the "Retained Liabilities").

       The Retained Liabilities are all liabilities, claims and obligations of any nature whatsoever that are not specifically assumed by Buyer under this Agreement or the Related Agreements (defined below), including but not limited to liabilities, claims and obligations arising prior to Closing from or based on contract, breach of contract, warranty, tort, strict liability, employment, Environmental Claims (defined below), Taxes (defined below), law, violation of law, the transfer of the Acquired Assets, or the operation of the Mortgage
Business.   Notwithstanding Buyer's assumption of the Assumed Contracts, the
Retained Liabilities shall include any liabilities, claims or obligations based on the Company's nonperformance or breach of, or misrepresentation under, the Assumed Contracts prior to the Closing Date.

       1.4 Allocation of Closing Payment. The Closing Payment (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Acquired Assets for tax purposes in accordance with the Disclosure Schedule to this Section, such Disclosure Schedule to be prepared by Buyer and approved by Sellers prior to the Closing. Sellers and Buyer will follow and use such allocation in all income, sales registration and other tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), or any regulations thereunder, Buyer and Sellers will disclose such reports to the other prior to filing with the IRS.

       1.5 Escrow for Purchase Price Adjustment. At the Closing, Buyer shall deliver $3,000,000 (the "Escrow Amount") of the Closing Payment to an escrow agent mutually satisfactory to Buyer and the Company (the "Escrow Agent"), pursuant to that certain Escrow Agreement (herein so called) mutually satisfactory to Buyer and the Company, and dated as of the Closing Date by and among the Escrow Agent, Buyer and the Company. The Escrow Agreement shall provide that after the determination of the Carrying Cost (defined below) any of the Escrow Amount in excess of the Carrying Cost (plus accrued interest, if any) shall be released by the Escrow Agent to the Company. For the purposes of this Agreement, "Carrying Cost" shall mean the estimated net present value (discounted at Buyer's cost of funds) of the interest expense payable on any funds assumed to be borrowed by Buyer to pay income taxes while owning the R Pieces (defined below) based on good faith, reasonable assumptions with respect to the projected income and deductions, credits or losses over the lives of the R Pieces and taking into consideration potential cash distributions or refunds with respect to the R Pieces. For purposes of this Agreement, the "R Pieces" collectively shall mean the subordinate and residual certificates from DLJ's securitizations of mortgage loans purchased from the Company and the Subsidiaries prior to the Closing Date (excluding those relating to the DLJ Mortgage Acceptance Corp. Mortgage Pass-Through Certificates, Series 1996-QB and 1996-QJ, the S1994-13 Class I, II and III Certificates and S1994-16 Class I, III and III Certificates). The Carrying Cost does not include any taxes, penalties or interest assessed by any taxing authority attributable to the R Pieces prior to the Closing (whether or not paid, payable or refundable at the Closing Date), which taxes, penalties and interest (if any) shall be deemed Retained Liabilities hereunder.

       The Company agrees that if the Carrying Cost is greater than the Escrow Amount, then (subject to the Company's right to retain the R Pieces as described below) the Company shall pay such excess to Buyer in immediately-available funds not later than the third business day after Buyer notifies the Company in writing of the amount of the Carrying Cost. The amounts paid by the Company pursuant to this Section (or by the Sellers pursuant to Section 10.2(a) (Indemnification of Buyer and Buyerparent) if the Company breaches its obligation to pay an amount in excess of the Escrow Amount) shall not be subject to the one-time basket set forth in Section 10.3(a) (Materiality) or the limitation set forth in Section 10.3(b) (Cap).

       After the Carrying Cost has been calculated, the Company may elect to retain the R Pieces by delivering written notice to Buyer to that effect. If the Company elects to retain the R Pieces, then the Escrow Amount shall be delivered to the Company and the R Pieces then will be deemed for all purposes to be and to have been Retained Assets hereunder at all times.

       Buyer and the Company will mutually engage (at the Sellers' expense) an accounting or other appropriate firm selected by Buyer and reasonably acceptable to the Company (the "Auditor") to calculate the Carrying Cost. The Auditor's calculation of the Carrying Cost shall be based on good faith reasonable assumptions determined by the Auditor, which determination shall be conclusive.

                                   ARTICLE 2.

                            Closing The Transaction

       2.1 Closing. On the third business day after the satisfaction or waiver of the conditions (other than execution or delivery of agreements, certificates, legal opinions or other instruments to be delivered at Closing) contained herein, and unless this Agreement has been terminated pursuant to the provisions of Article 5 (Termination), the consummation of the transactions provided for herein (the "Closing") shall take place at the office of Latham & Watkins, located at 650 Town Center Drive, Twentieth Floor, Costa Mesa, California 92626 at 9:00 A.M., local time. The time and date of the Closing are referred to herein as the "Closing Date."

       2.2 Sellers' Deliveries at Closing. At the Closing, the Sellers (as indicated) shall deliver, or cause to be delivered, to Buyer the following items:

              (a) Bill of Sale. A bill of sale, duly executed by the Company, in substantially the form attached as Exhibit 2.2(a) to this Agreement (the "Bill of Sale"), dated as of the Closing Date, evidencing the transfer to Buyer of those Acquired Assets that are not Real Property (defined below).

              (b)    Real Property.

                     (i) Title Policies. The Company shall deliver an owner's title insurance policy with respect to each of the properties owned by the Company that are located at 16800 Aston Street, 16802 Aston Street. and 17200 Jamboree Boulevard, Irvine, California (collectively, the "Irvine Properties") in the customary form, insuring Buyer and issued as of the Closing Date by a title insurance company reasonably satisfactory to Buyer, in such amount as may be reasonably satisfactory to Buyer, showing fee simple title thereto to be vested in Buyer, with such customary extended coverages or endorsements as Buyer may reasonably request. Buyer shall pay the title policy premiums incurred by the Company.

                     (ii) Deeds, Etc. The Company shall deliver grant deeds for each piece of real property owned by the Company (including without limitation the Irvine Properties), a certificate in compliance with the Foreign Investment in Real Property Tax Act ("FIRPTA") certifying that the Company is not a person or entity subject to withholding under FIRPTA, and all other documents required by the title insurance company issuing the policies referenced in the immediately-preceding paragraph, executed by the Company, together with any necessary transfer declarations. The Company shall deliver Phase I environmental audits on each of the Irvine Properties, conducted by an environmental consulting firm reasonably satisfactory to Buyer. Buyer shall pay the reasonable out of pocket expenses actually incurred by the Company to obtain any new Phase I environmental audits.

                     (iii) Surveys. The Company shall deliver surveys of the Irvine Properties, dated not earlier than 10 days prior to the Closing Date prepared by a licensed surveyor, and certified to Buyer, Buyer's lenders and the title insurance company as having been prepared in accordance with American Land Title Association land survey standards, and showing all material improvements to be within lot, sidelot, rearlot and setback lines, and showing no material encroachments onto the Irvine Properties. Buyer shall pay the reasonable out-of-pocket expenses actually incurred by the Company to obtain the surveys described in this Section.

              (c) Account Transfer Documents. The Company shall deliver duly executed Powers of Attorney in substantially the form attached hereto as
Exhibit 2.2(c) and such other instruments as may be necessary to authorize Buyer and its designees to become signatories on each of the bank accounts of the Company and the Subsidiaries (defined below), including but not limited to the lockbox accounts and Custodial Accounts (defined below) of the Company and the Subsidiaries (collectively, the "Accounts"), and letters from the Company and the Subsidiaries to the institutions holding the Accounts authorizing and directing such institutions to remove such signatories on the Accounts as Buyer may direct.

              (d) Other Instruments. Any other duly executed instruments of assignment necessary to evidence the transfer to Buyer of the Acquired Assets, along with the duly endorsed original instruments (if any) representing, evidencing or constituting such Acquired Assets (including but not limited to patent, trademark and copyright registrations and applications, certificates of title, certificates of origin, instruments and transferrable Licenses (defined below)) in recordable form where required and in the form required by the applicable governmental agencies.

              (e) Consents. The Sellers shall deliver copies of all Sellers' Consents (defined below) obtained by Sellers.

              (f) Closing Certificates. The Company shall deliver to Buyer a closing certificate executed by the Company in the form attached hereto as
Exhibit 2.2(f)(1). The DLJ Stockholders shall deliver to Buyer a closing certificate executed by the DLJ Stockholders in the form attached hereto as
Exhibit 2.2(f)(2). Calmac and the Jedinaks shall deliver to Buyer a closing certificate executed by Calmac and the Jedinaks in the form attached hereto as
Exhibit 2.2(f)(3). The closing certificates referred to in this Section 2.2(f) are collectively referred to herein as the "Stockholders' Closing Certificates."

              (g) Proceedings and Documents. The applicable Sellers shall deliver copies, certified or otherwise identified to Buyer's satisfaction, of all corporate documents that Buyer shall reasonably request, including resolutions of the board of directors of the Company and resolutions of the respective Stockholders, dated on or before the date hereof to authorize this Agreement, the Related Agreements (defined below) and the transactions and other acts contemplated either by this Agreement or the Related Agreements.

              (h) Good Standing Certificates. The Company shall deliver certificates (i) from the Secretaries of State of each respective jurisdiction of organization, evidencing that the Company and the Subsidiaries are existing and in good standing under the laws of their respective jurisdictions of organization and (ii) from each state listed on the Disclosure Schedule to
Section 6.1(a) (Organization, Standing and Corporate Power and Authority) evidencing that the Company and the Subsidiaries (defined below) are qualified to do business and are in good standing as a foreign entity in such states.

              (i) Certificates of No Tax Due. A certificate, letter or other instrument from the Office of the Franchise Tax Board of the State of California, dated within five days prior to the Closing Date, evidencing that the Company and each Subsidiary has paid all franchise, sales and other state taxes due and owing.

              (j) Estoppel Certificates. The Company shall deliver estoppel certificates satisfactory to Buyer and dated not more than seven days prior to the Closing Date, signed by Wendover Funding Inc. ("Wendover") and DLJ with respect to any Assumed Contract or contract relating to an Acquired Asset to which Wendover or DLJ is a party, in each case confirming that there are no defaults, outstanding claims or demands against the Company or any Subsidiary relating to (as applicable) the Special Servicing Agreement dated as of April 1, 1996 and the related letter agreement dated as of April 26, 1996 and Special Servicing Agreement dated as of August 1, 1996 and the related letter agreement dated as of August 29, 1996, each between the Company and Wendover, the Whole Loan Master Repurchase Agreement dated as of January 17, 1992, as amended, the Whole Loan Financing Program dated as of June 28, 1994, and the Master Repurchase Agreement dated as of June 4, 1996, each between the Company and DLJ, and any such Assumed Contract or agreement relating to an Acquired Asset.

              (k) Lien Releases. Releases of all liens and other encumbrances and security interests of any of the Sellers in any of the Acquired Assets, including without limitation UCC-3 termination statements; provided, however, that liens of DLJ on the mortgage loans that constitute Acquired Assets shall be released upon Buyer's repayment of the amounts owed to DLJ that relate to such liens.

              (l) Name Change. An amendment to the articles of incorporation of each of the Company and Quality Mortgage Acceptance Corp. ("QMAC") (and to each qualification to do business as a foreign corporation of the Company and QMAC in those states where the Company or QMAC has obtained such qualification) whereby each of the Company and QMAC has changed its name to a name that is approved in advance in writing by Buyer and that is not similar to "Quality Mortgage USA, Inc." and "Quality Mortgage Acceptance Corp."

              (m) Opinions of Sellers' Counsels. Calmac shall deliver an opinion of Mayer, Brown & Platt, counsel to Calmac and the Jedinaks, and the DLJ Stockholders shall deliver an opinion of Latham & Watkins, counsel to the DLJ Stockholders, each dated as of the Closing Date and in each case in form and substance reasonably satisfactory to Buyer regarding the matters set forth in Exhibit 2.2(m)(1) and Exhibit 2.2(m)(2), respectively.

              (n) Certificates and Notes. The Company shall deliver certificates representing all the shares of capital stock of the Subsidiaries that constitute Acquired Assets, certificates representing interests in securitizations that constitute Acquired Assets, and notes evidencing the Mortgage Loans (defined below) that constitute Acquired Assets (other than notes and certificates subject to finance agreements which notes are held by the lender and cannot be delivered).

              (o) Sales Tax Certification. The Company shall deliver a certificate signed by the Company, certifying that the Company and the Subsidiaries have not within the past 12 months completed more than two sales of assets within the meaning of Section 6006.5(b) of the California Tax Code and the applicable regulations.

              (p) Releases. Sellers shall deliver to Buyer fully effective releases (the "Releases") executed by each Seller, releasing any and all claims of such Sellers against or in respect of the Acquired Assets, including without limitation the Subsidiaries, in a form substantially similar to Exhibit 2.2(p).

              (q) Articles, Resolutions, and Incumbency. The Company shall deliver (i) copies of its Articles of Incorporation and Bylaws, certified by the Company's Secretary, (ii) copies of the resolutions of the Board of Directors and shareholders of the Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) an incumbency certificate relating to each person executing on behalf of the Company any document executed and delivered to Buyer by the Company pursuant to the terms hereof.

              (r) Corporate Records. The Company shall deliver the minute books and stock transfer records for each Subsidiary (the "Corporate Records")

              (s) Other Instruments. Such other instruments, documents or information that Buyer reasonably requests in connection herewith and the transactions contemplated hereby, in form and substance reasonably satisfactory to Buyer.

       2.3 Buyer's Deliveries at Closing. At the Closing, Buyer shall deliver the following items to the applicable Sellers.

              (a) The Closing Payment. The Closing Payment (less the Escrow Amount and the DLJ Fee) to the Company and the Escrow Amount to the Escrow Agent and the DLJ Fee to DLJ Securities.

              (b) Closing Certificate. Buyer shall deliver to the Company a closing certificate executed by Buyer (the "Buyer Closing Certificate") in the form attached hereto as Exhibit 2.3(a).

              (c) Consents. Copies of all Buyer Consents (defined below) obtained by Buyer.

              (d) Opinion of Buyer's Counsel. An opinion of L. Keith Blackwell, Esq., General Counsel of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Stockholders regarding the matters set forth in Exhibit 2.3(d) hereto.

              (e)    Articles, Resolutions and Incumbency.  Buyer shall deliver
(i) copies of its Articles of Incorporation and Bylaws, certified by Buyer's Secretary, (ii) copies of the resolutions of the Board of Directors and sole stockholder of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement, and (iii) an incumbency certificate relating to each person executing on behalf of Buyer any document executed and delivered to the Company by Buyer pursuant to the terms hereof.

              (f) Payment for DLJ Lien Release. If not previously paid, all amounts necessary to satisfy and release the Liens of DLJ in the Mortgage Loans (defined below).

              (g) Other Instruments. Such other instruments, documents or information that any Seller reasonably requests in connection herewith and the transactions contemplated hereby, in form and substance reasonably satisfactory to such Seller.

       2.4 Related Agreements. The parties, as appropriate, shall execute and deliver at Closing, the following documents:

              (a) Assignment and Assumption Agreements. Assignment and assumption agreements, the form of which is attached hereto as Exhibit 2.4(a), effective as of the Closing Date, between the Company on the one hand and Buyer on the other hand, evidencing the assignment and assumption of the Assumed Contracts.

       If the Sellers fail to obtain the Sellers' Consent of any third party to the assignment and assumption of any Assumed Contract, then such contract (an "Unassignable Contract") shall not be an Assumed Contract and Buyer, at its option, may require at the Closing that the Company take, whereupon the Company shall take, such commercially reasonable steps on terms reasonably satisfactory to the Company as may be necessary (including, without limitation, entering into additional agreements and indemnities on terms reasonably satisfactory to the parties thereto) to maintain such Unassignable Contract in full force and effect and to provide to Buyer the economic benefits of such Unassignable Contract and to cause Buyer to become liable for the Company's liabilities and obligations thereunder, as if such Unassignable Contract had been assigned to Buyer as an Assumed Contract.

              (b) Noncompetition Agreements. Separate noncompetition agreements, effective as of the Closing Date, between Buyer on the one hand and Calmac, the Company and each of the Jedinaks, on the other hand, the form of which is attached hereto as Exhibit 2.4(b) (the "Noncompetition Agreements"); and

              (c) Credit Agreement. An agreement, effective as of the Closing Date, between the Company and DLJ, pursuant to which DLJ will provide a credit line in respect of those certain subordinate certificates that constitute a part of the Acquired Assets, for at least

90 days after the Closing Date, in the form of a standard master repurchase agreement satisfactory to the parties thereto (the "Credit Agreement").

              (d)    Escrow Agreement.  The Escrow Agreement.

       The foregoing agreements, any attachments thereto, and any other agreements executed in connection with this Agreement and named or described in this Agreement are collectively referred to as the "Related Agreements."

                                   ARTICLE 3.

                   Conditions To Consummating The Transaction

       3.1 Joint Conditions. The obligations of each party to consummate the transactions provided for in this Agreement and the Related Agreements are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

              (a) HSR Act. The waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1974 and the rules and regulations promulgated thereunder (the "HSR Act") shall have expired or been terminated and Buyer and Sellers each shall have paid 50% of the HSR Act filing fee required in connection with the HSR Act filing made by Buyer and Sellers (or their "ultimate parent entities" (as such term is defined in the HSR Act)) in connection with Buyer's purchase of the Acquired Assets from the Company.

              (b) No Litigation. No action, suit or proceeding (other than such an action, suit or proceeding directly or indirectly instituted by a party hereto seeking to terminate this Agreement) shall be threatened or pending, and no injunction, order, decree or ruling shall be in effect, seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery hereof or any Related Agreement or the consummation of the transactions contemplated hereby or any Related Agreement.

              (c) Related Agreements. The parties shall have entered into the agreements identified in Section 2.4 (Related Agreements).

       3.2 Buyer's Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction, at or prior to the Closing Date, of the following conditions.

              (a) Sellers' Representations True. The representations and warranties made in this Agreement or any Related Agreement by the Company or any other Seller shall be true and correct at the Closing Date, except as affected by the transactions contemplated hereby, and the respective Sellers shall have delivered Closing Certificates to that effect pursuant to Section 2.2(f) (Closing Certificates). Notwithstanding the foregoing, Buyer shall only be permitted to terminate this Agreement based on a representation or warranty of the Company or any Seller being untrue or incorrect if such breach or any fact giving rise to such breach (together with all other breaches of such representations and warranties) has caused or is reasonably likely to cause (individually or in the aggregate) a material adverse change in the condition (financial or other), results of operations or cash flows of the Mortgage Business (a "Material Adverse Effect"). For purposes of this Agreement and the Related Agreements, a Material Adverse Effect shall be deemed to have occurred only if such breach or fact (together with all other breaches of such representations and warranties or of Section 3.2(c) (Consents)) has caused or is reasonably likely to cause (individually or in the aggregate) damage to the Mortgage Business in an amount in excess of $5.0 million.

              (b) Sellers' Compliance with Agreement. Sellers, in all material respects, shall have performed each agreement, and shall have complied with each covenant, to be performed or complied with by them, or any of them, on or prior to the Closing Date under this Agreement or any Related Agreement, and the Stockholders and the Jedinaks shall have delivered the Stockholders' Closing Certificates to that effect; provided, however, that notwithstanding the foregoing, Sellers' failure to perform or comply with
Section 8.4 (Financial Statements) or Section 8.6 (Maintain Organization) shall fail to satisfy the condition set forth in this Section only if such failure to perform or comply has, or is reasonably likely to, adversely affect the Mortgage Business in a material respect.

              (c) Sellers' Consents. Sellers shall have obtained the Sellers' Consents. Notwithstanding the foregoing, only failures to obtain Sellers' Consents that in the aggregate would have a Material Adverse Effect shall fail to satisfy the condition set forth in this Section 3.2(c) and allow Buyer to terminate this Agreement.

              (d) Permits. Buyer shall have obtained all governmental approvals, licenses and permits, or binding commitments from the United States Department of Housing and Urban Development ("HUD"), the United States Department of Veterans' Affairs ("VA"), and such states as Buyer deems necessary to issue, transfer or consent to a change of control with respect to, all governmental approvals, licenses and permits necessary for Buyer to conduct the Mortgage Business in the manner that the Mortgage Business has been, and is proposed to be, conducted (the "Permits"); provided, however, that if Buyer is unable to obtain any one or more Permit, this condition shall be satisfied if Buyer and the Company have entered into one or more subcontracting or loan purchase arrangements, on terms reasonably satisfactory to the parties thereto, under the Company's existing Permits.

              (e) Express Acquisition. The Company shall have exercised its rights under that certain Option and Agreement to Purchase dated as of September 20, 1995 between the Company and Thomas Hood (the "Express Option") and shall have purchased pursuant to the Express Option all of the issued and outstanding shares of capital stock of Express Funding, Inc., a Nevada corporation ("Express").

              (f) Agent for Service of Process. On or prior to the Closing Date, the Company, Calmac and each of the Jedinaks shall have duly and irrevocably appointed, constituted and engaged The Corporation Trust Company of Nevada in Reno, Nevada ("CT Corporation") as such individuals' agent for service of process in accordance with Section 10.6 (Governing Law; Attorneys'
Fees).

              (g) Corporate Records. The Corporate Records shall have been completed, including without limitation by causing the appropriate individuals to execute documents or instruments, by completing all minutes and records of resolutions or other actions of the boards of directors, committees thereof, or stockholders, and by completing all stock issuance and transfer records. Any changes in the Corporate Records from those previously delivered or made available to Buyer for review shall not contain disclosure regarding any matter that has caused or is reasonably likely to cause a Material Adverse Effect.

       3.3 Sellers' Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

              (a) Buyer's Representations True. The representations and warranties made by Buyer herein shall be true and correct in all material respects at the Closing Date except as affected by the transactions contemplated hereby, and Buyer shall have delivered the Buyer Closing Certificate to that effect.

              (b) Buyer's Compliance with Agreement. Buyer, in all material respects, shall have performed each agreement, and complied with each covenant to be performed or complied with by it on or prior to the Closing Date under this Agreement or any Related Agreement, and Buyer shall have delivered the Buyer Closing Certificate to that effect.

              (c)    Buyer Consents.  Buyer shall have obtained the Buyer
Consents.

                                   ARTICLE 4.

                           Joint Covenants to Satisfy
                   Conditions and Consummate the Transaction

       Each party shall use his, her or its commercially reasonable best efforts to satisfy the conditions to the obligations of the parties hereunder, and to consummate and make effective as promptly as practicable the transactions provided for herein including:

       4.1 Defending the Agreement. Defending lawsuits or other legal proceedings challenging this Agreement or any Related Agreement or the consummation of the transactions provided for in this Agreement or any Related Agreement.

       4.2 Lifting Injunctions. Using commercially reasonable best efforts to lift or rescind any injunction, restraining order or other order adversely affecting the ability of the parties to consummate the transactions provided for in this Agreement or any Related Agreement.

       4.3 Other Actions. Taking such other commercially reasonable actions that are necessary, appropriate or advisable, unless responsibility for taking such actions has been delegated to certain parties in any other provision of this Agreement.

       4.4 HSR Act Filings. Sellers shall make their HSR Act filings (including causing any filings by any ultimate parent entities as required under the HSR Act) and provide any additional information that the Federal Trade Commission or the Justice Department requests as promptly as practicable, and perform all other acts required of them under the HSR Act. Buyer shall make its HSR Act filings (including causing any filings by any ultimate parent entities as required under the HSR Act) and provide any additional information that the Federal Trade Commission or the Justice Department requests as promptly as practicable, and perform all other acts required of it under the HSR Act.

       4.5 Scheduled Closing. The parties shall use commercially reasonable efforts to cause the Closing to be held on the later of (a) October 15, 1996 and (b) the third business day (or earlier to the extent practicable) after the date on which the waiting period prescribed by the HSR Act shall have expired or been terminated.

       4.6 Cooperation. The parties shall reasonably cooperate with one another in connection with the foregoing.

                                   ARTICLE 5.

                                  Termination

       5.1 Reasons for Termination. This Agreement may be terminated before the Closing:

              (a) By Mutual Consent. By the mutual written consent of the parties.

              (b) By the Buyer. Subject to the materiality standards (if any) set forth in the subsections under Section 3.2 (Buyer's Conditions), by Buyer after compliance with the procedure set forth in this Article, if (i) any of the Sellers' representations or warranties contained herein is untrue or incorrect as of the date this Agreement is executed or any of the Sellers' representations and warranties contained herein becomes untrue or incorrect,
(ii) any Seller fails to perform any of his or its covenants or agreements contained herein, or would be in breach of his or its covenants upon execution of any Related Agreement or (iii) any of Buyer's conditions to the consummation of the transactions provided for herein shall have become impossible to satisfy.

              (c) By Sellers. By Sellers acting jointly, after compliance with the procedure set forth in this Article, if (i) any of Buyer's representations or warranties contained herein is or becomes untrue or incorrect in any material respect or (ii) Buyer fails to perform its covenants or agreements contained herein, or would be in breach of his or its covenants upon execution of any Related Agreement, in any material respect.

              (d) Drop-Dead Date. By Buyer, or by Sellers acting jointly, if the Closing shall not have occurred by November 15, 1996; provided, however, such date shall be extended by the number of days, if any, necessary to respond to a second request for information under the HSR Act or to cure any matter that is the subject of a notice under Section 5.3 (Buyer Termination Procedure) or Section 5.4 (Sellers' Termination Procedure); provided further, that a party may terminate this Agreement pursuant to this Section only if such party has in all material respects performed such party's covenants or agreements to the extent such covenants or agreements were required to be performed prior to the date of such termination.

       5.2 Notice of Problems. Each party will promptly give written notice to the other parties when any of them becomes aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any fact or event that would cause or constitute, or would be likely to cause or constitute (i) any of its representations or warranties contained herein being or becoming materially untrue or incorrect, (ii) its material failure to perform any of its covenants or agreements contained herein or (iii) any of its Delegated Conditions, or any condition to the obligation of the parties contained in Section 3.1 (Joint Conditions), being or becoming impossible to satisfy.

       No such notice shall affect the representations, warranties, covenants, agreements or conditions of the parties hereunder, or prevent any party from relying on the representations and warranties contained herein.

       5.3 Buyer Termination Procedure. Subject to the materiality standards (if any) set forth in the subsections under Section 3.2 (Buyer's Conditions), if Buyer discovers, by reason of a notice given pursuant to this Agreement or otherwise, that (i) any of Sellers' representations or warranties is or has become untrue or incorrect, (ii) any Seller has failed to perform any of his or its covenants or agreements contained herein or (iii) any of the conditions to Buyer's obligations to consummate the transactions provided for herein has become impossible to satisfy, then Buyer may deliver a notice to Sellers of such event, specifying the factual basis therefor in reasonable detail. Sellers shall have the right to cure any matter referred to in clause
(i) or (ii) of this Section within 10 business days following the date of delivery of such notice. Upon such notice and, in the case of clause (i) or
(ii), upon Sellers' failure to cure, Buyer may terminate this Agreement by giving a notice of termination to Sellers.

       5.4 Sellers' Termination Procedure. If Sellers discover, by reason of a notice given pursuant to this Agreement or otherwise, that (i) any of Buyer's representations or warranties is or has become untrue or incorrect in a material respect or (ii) Buyer has failed to perform any of its covenants or agreements contained herein in any material respect, then the Sellers may deliver a notice to the Buyer of such event, specifying the factual basis therefor in reasonable detail. Buyer shall have the right to cure any matter referred to in clause (i) or (ii) of this Section within 10 business days following the date of delivery of such notice. Upon such notice and, in the case of clause (i) or (ii) upon Buyer's failure to cure, Sellers acting jointly, may terminate this Agreement by giving a notice of termination to Buyer.

       5.5 Effect of Termination. Upon termination of this Agreement pursuant to this Article, no party shall have any liability or continuing obligation to another party arising out of this Agreement, or out of actions taken in connection with this Agreement, except that Sections 10.5 (Delays or Omissions, Etc.), 10.6 (Governing Laws; Attorneys' Fees), and 10.7 (Dispute Resolution) and Article 11 (Miscellaneous) shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from its liability for (i) the failure, prior to termination, of such party to perform or comply with its covenants or agreements or (ii) the representations or warranties made by such party being materially untrue or incorrect when made.

                                   ARTICLE 6.

                   Representations and Warranties of Sellers

       The Company has delivered a Disclosure Schedule (including exhibits thereto) to Buyer setting forth certain information, the disclosure of which is required or appropriate in relation to any or all of the following representations and warranties. The mere inclusion of information in the Disclosure Schedule shall not be deemed an admission by the Company that such item would cause the representation or warranty to which it relates to be untrue or incorrect, or that such information is material or evidence of materiality for purposes of this Agreement. Specific information set forth in the Disclosure Schedule (whether or not specific reference to a representation or warranty is made) shall be deemed to be an exception to each applicable representation and warranty set forth in this Article 6.

       Except as set forth in Sections 6.1(b) (Corporate Power and Authority; Validity and Authorization), 6.1(f) (HSR Act), 6.5(r) (Legal Requirements), 6.6(b) (No Brokers Fees; No Commissions), 6.7 (DLJ Stockholders' Knowledge) and
6.8 (Calmac's and the Jedinaks' Knowledge) below, the Company makes to Buyer the following representations and warranties:

       6.1    Sellers; Entry Into Agreements.

              (a) Organization and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the State of California and is in good standing under such laws. Express is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing under such laws. Save-More Insurance Services, Inc. ("Save-More") is a corporation duly organized and validly existing under the laws of the State of California and is in good standing under such laws. Commonwealth Trust Deed Services, Inc. ("Commonwealth") is a corporation duly organized and validly existing under the laws of the State of California and is in good standing under such laws. Quality Trustee Services, Inc. ("Quality Trustee") is a corporation duly organized and validly existing under the laws of the State of Missouri and is in good standing under such laws. Quality Funding, Inc. ("Quality Funding") is a corporation duly organized and validly existing under the laws of the State of Hawaii and is in good standing under such laws. Express, Save-More, Commonwealth, Quality Trustee and Quality Funding are sometimes collectively referred to herein as the "Subsidiaries." The Company and the Subsidiaries have all requisite corporate power and authority to own, lease and operate all properties and assets owned or leased by it and to conduct their businesses as previously and currently conducted by them. The Subsidiaries are qualified to do business and are in good standing as a foreign corporation in each jurisdiction in which they are required to be so qualified. The Disclosure Schedule lists all jurisdictions in which any Subsidiary is qualified to do business as a foreign corporation. Attached to the Disclosure Schedule are complete and correct copies of the Certificate of Incorporation and the Bylaws of each Subsidiary as currently in effect.

              (b) Corporate Power and Authority; Validity and Authorization. The Company has full corporate power and authority to execute, deliver and perform this Agreement, the Related Agreements and the other instruments called for by this Agreement to which it is a party. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

       Each Stockholder represents that it has full corporate power and authority to execute, deliver and perform this Agreement, the Related Agreements and the other instruments called for by this Agreement to which such Stockholder is a party and this Agreement has been duly authorized, executed and delivered by such Stockholder; provided, however, that as to this sentence, each Stockholder represents and warrants only as to such Stockholder's power and authority. The Jedinaks represent and warrant that each has full power, authority and capacity to execute, deliver and perform this Agreement and each Related Agreement to which either Jedinak is a party. No Stockholder has knowledge of any defect in any other Stockholder's or either Jedinak's power, authority or capacity that could impair the enforceability of this Agreement and the applicable Related Agreements against any other Stockholder or either Jedinak. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each of the foregoing, enforceable against them in accordance with its terms.

       Each Seller represents that when the Related Agreements and the other instruments called for by this Agreement to which such Seller is a party are executed and delivered at the Closing, such agreements will have been duly authorized, executed and delivered by such Seller pursuant to full requisite capacity to execute, deliver and perform such Related Agreements and the other instruments called for by this Agreement to which such Seller is a party and will constitute the legal, valid and binding obligations of such Seller enforceable against such Seller with their terms.

              (c) Subsidiaries. Except as set forth on the Disclosure Schedule, the Company and the Subsidiaries do not own, control, or have voting rights with respect to, directly or indirectly, any interest in any other corporation, partnership, association or other business entity and neither the Company nor any Subsidiary is a party to any agreement (other than this Agreement) relating to the acquisition of such an interest.

              (d) No Conflict. Except as set forth on the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) result in any violation of the terms of, (ii) contravene or conflict with, (iii) accelerate the performance of the obligations required under, (iv) constitute a default under, (v) give any right of termination or cancellation under or (vi) give any right to make any change in any of the liabilities or obligations under, the articles of incorporation or bylaws of the Company or any Subsidiary, any Order (defined below), or any Assumed Contract. Neither the execution, delivery and performance of this Agreement or the Related Agreements by the Sellers, nor the consummation of the transactions contemplated hereby or thereby by the Sellers, will result in the creation of any Lien (defined below) upon any of the Acquired Assets.

              (e) Sellers' Consents Required. The Disclosure Schedule lists all consents, approvals or authorizations of third parties, required in connection with each party's (other than Buyer's) valid execution, delivery or performance of this Agreement and the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby on the part of any of them (collectively, the "Sellers' Consents"), including but not limited to the consents required under the Assumed Contracts (defined below) and the transfer of Licenses (defined below). The Stockholders have taken all other corporate or partnership action necessary for the consummation by the Company of the transactions contemplated by this Agreement or the Related Agreements.

              (f) HSR Act. Calmac, the Jedinaks and the Company have made all filings required under the HSR Act, have fully complied with the provisions of the HSR Act and the rules and regulations promulgated thereunder, and have fully complied with all requests for information from the Federal Trade Commission and the Department of Justice. The information contained in such filings under the HSR Act is accurate and complete and such filings do not include any incorrect statements or omit to include any information necessary to make the statements therein not misleading. The copies of such filings under the HSR Act that have been provided to Buyer are true and complete copies of such filings (except that certain confidential financial information of Calmac and the Jedinaks has been redacted from such copies).

       6.2    Financial Information.

              (a) Financial Statements; Books and Records. Included in the Disclosure Schedule are true and correct copies of (i) the audited, consolidated balance sheets for the Company and the Subsidiaries (other than Express) at September 30, 1995, 1994 and 1993 and the related statements of profit and loss and cash flows for the one-year periods then ended, (ii) the unaudited, consolidated balance sheet for the Company and the Subsidiaries (other than Express) at June 30, 1996 (together with related notes and schedules, collectively, the "Preliminary Balance Sheet") and the related statements of profit and loss and cash flows for the three-month and nine-month periods then ended, (iii) the unaudited, consolidated balance sheets for the Company and the Subsidiaries (other than Express) at July 31, 1996 and August 31, 1996 and the related statements of profit and loss and cash flows for the one-month and fiscal year-to-date periods then ended, (iv) where applicable, the foregoing presented on a divisional basis and (v) when delivered pursuant to this Agreement, similar financial statements for each additional month ending more than 15 days before the Closing (collectively with the Preliminary Balance Sheet, the "Company Financial Statements").

       The Company Financial Statements fairly present the financial position of the Company and the Subsidiaries (other than Express) as of the dates thereof and the results of the Company's operations and cash flows for the periods then ended, in accordance with GAAP (as defined below), except for the variances from GAAP set forth in the notes to the Company Financial Statements or on the Disclosure Schedule (and except, in the case of the unaudited financial statements, for normal year-end adjustments). The Company and each Subsidiary maintains a standard system of accounting, including without limitation internal controls, established and administered in accordance with GAAP, except for the variances from GAAP set forth in the notes to the Company Financial Statements or on the Disclosure Schedule.

       Included in the Disclosure Schedule are true and correct copies of (i) the audited, consolidated balance sheets for Express at December 31, 1995, 1994 and 1993 and the related statements of profit and loss and cash flows for the one-year periods then ended, (ii) the unaudited, consolidated balance sheet for Express at June 30, 1996 and the related statements of profit and loss and cash flows for the three-month and six-month periods then ended and (iii) when delivered pursuant to this Agreement, similar financial statements for each additional month ending before the Closing (collectively, the "Express Financial Statements"). The Express Financial Statements fairly present the financial position of Express as of the dates thereof and the results of Express' operations and cash flows for the periods then ended, in accordance with GAAP, except for the variances from GAAP set forth on the Disclosure Schedule.

       The Company's and each Subsidiary's books and records including without limitation, all financial records and business records (i) are complete and correct in all respects and all transactions to which the Company and each Subsidiary is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by the Company and each Subsidiary with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in the Company's and each Subsidiary's industry, (iv) form the basis for the Company Financial Statements and Express Financial Statements, as applicable, and (v) accurately reflect the assets, liabilities, financial position, results of operations and cash flows of the Company and each Subsidiary. All computer-generated reports and other computer output included in the Company's and each Subsidiary's books and records are complete and correct and were prepared in accordance with sound business practices based upon authentic data. Each Subsidiary's management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

       "GAAP" shall mean those generally accepted accounting principles and practices which are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, results of operations and operating cash flow on a consolidated basis of the Company, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee) in order to continue as a generally accepted accounting principle or practice may be so changed.

              (b) Conduct of Business. Except as set forth in the Disclosure Schedule, since June 30, 1996, neither the Company nor any Subsidiary has (i) changed its authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock; issued any security convertible into such capital stock; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of any such capital stock; or declared or paid any dividend, payment or distribution in respect of shares of capital stock (other than the dividend of the office building and property on Jamboree Boulevard in Irvine, California); (ii) amended its organizational documents; (iii) sold or transferred any assets, including without limitation mortgage loans, other than (x) sales of mortgage loans that have been sold at auction to parties other than any Seller or any affiliate of any Seller and that were sold in the ordinary course of business and consistent with past practices or (y) any other asset sale not exceeding $10,000 individually or $100,000 in the aggregate, in each case that were made in the ordinary course of business and consistent with past practices; (iv) mortgaged, pledged or subjected to any Lien or other encumbrance, any assets (other than the mortgage loans pledged to DLJ); (v) incurred or become subject to any debt, liability (including repurchase obligations) or lease obligation, other than current liabilities incurred in the ordinary course of business (other than such liabilities to DLJ) that do not exceed $100,000 individually or $500,000 in the aggregate; (vi) incurred obligations or entered into contracts outside of the ordinary course of business (except in connection with this Agreement and the Related Agreements); (vii) suffered any damage, destruction or loss of any assets in the aggregate in excess of $100,000, excluding losses on mortgage loans and real estate owned, which losses were incurred in the ordinary course of business and consistent with past loss experience; provided, however, that no such loss shall exceed $25,000 before reserves or other reductions; (viii) waived or relinquished any rights or canceled or compromised any debt or claim owing to it, in either case without adequate consideration or not in the ordinary course of business; (ix) made any change in its accounting methods or practices; (x) made any change in its billing and collection practices and procedures; (xi) paid any bonuses or made any increase in the compensation, commissions or benefits payable or to become payable to any of its officers, directors, employees or agents over the amounts paid or payable as of such date (other than bonuses to the Company's employees at July 31, 1996 (excluding the Jedinaks) that did not exceed 5% of the quarterly payroll and that otherwise were in the ordinary course of business and consistent with past practices), or entered into or terminated any employment, deferred compensation, severance or bonus agreement with any of such parties, or made any loan, or commitment to loan, monies to any such parties, other than customary cash travel advances which do not exceed $5,000 in the aggregate; (xii) entered into any transaction with any Affiliate (defined below) of the Company (other than borrowings from DLJ and mortgage loan sales to, or securitizations with, DLJ that were in the ordinary course of business and consistent with past practices); (xiii) made any capital expenditures in excess of $5,000 on a single basis or $25,000 in the aggregate;
(xiv) paid any federal or state income tax liability other than in the ordinary course of business and consistent with past practices, including without limitation any liability in respect of the approximately $3.0 million phantom income tax liability with respect to REMICs; or (xv) agreed to do any of the foregoing.

              (c) No Adverse Change. Since the date of the most recent Company Financial Statements and Express Financial Statements delivered prior to the date hereof, the Company and the Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and there has been no Material Adverse Effect.

              (d) Acquired Assets. When conveyed to Buyer at the Closing the Acquired Assets will include all assets set forth on Exhibit 1.1(a) held by the Company on the date of this Agreement, subject only to subsequent acquisitions and dispositions in the ordinary course of business or otherwise as permitted in this Agreement.

       6.3    Assets.

              (a)    Personal Property.

                     (i) Title. The Company or applicable Subsidiary has good and marketable title to all assets that are personalty (the "Personal Property") (other than the leased Personal Property described below). There is no Lien on any of the Personal Property. With respect to any Personal Property that is leased, the Company or applicable Subsidiary is in compliance with each such lease and is the sole holder of a valid and subsisting leasehold interest, free and clear of any Liens. The Disclosure Schedule lists all items of leased Personal Property (the "Equipment Leases").

                     (ii) Notes and Accounts Receivable. All notes (excluding the Mortgage Loans) payable to, and accounts receivable of, the Company and the Subsidiaries that are Acquired Assets (the "Accounts Receivable") were created in the ordinary course of business and have been collected or are collectible in the amounts thereof reflected in the books and records of the Company and the Subsidiaries, net of reserves or contractual allowances reflected in the Company Financial Statements or the Express Financial Statements, as applicable. Payments to the Company and the Subsidiaries in respect of Accounts Receivable are deposited, upon receipt, directly into the Accounts and such amounts can only be withdrawn therefrom by the Company and its duly authorized agents or Express and its duly authorized agents, as the case may be. None of the Accounts Receivable is subject to any counterclaim or set off. All of such Accounts Receivable arose out of bona fide, arms-length transactions.

                     (iii) Bank Accounts. The Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Subsidiary maintains accounts of any nature (including but not limited to the Accounts, the numbers of such accounts and the names of all persons authorized to draw thereon or to make withdrawals therefrom.

              (b)    Real Property.

                     (i) Fee Simple. Except as set forth in the Disclosure Schedule, the Company or applicable Subsidiary has good, indefeasible and marketable title in fee simple to all real property owned by the Company or the Subsidiaries that constitutes part of the Acquired Assets (the "Real Property"), including but not limited to those properties reflected on the Company Financial Statements and the Express Financial Statements, and to the buildings, structures and improvements thereon, in each case free and clear of all security interests, liens (choate or inchoate), encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, whether arising by contract or under law, other than (x) inchoate statutory liens for amounts not yet payable and (y) the lien of DLJ with respect to foreclosed real properties financed by DLJ (collectively, "Liens") and other than matters customarily excepted from the coverage of an ALTA title insurance policy, whether or not the same render the title to such Real Property unmarketable. Neither the Company nor any Subsidiary has granted any leases on, and there are no tenancies on, the Real Property. The Disclosure Schedule sets forth a complete description by metes and bounds or lot, block and section of the Irvine Properties.

                     (ii) Leases; Easements and Other Interests. The Disclosure Schedule sets forth (A) a description of the land, premises, buildings, structures and improvements covered by each lease of real property that constitutes part of the Acquired Assets and
(B) a list of all other contracts and instruments, whether or not in writing, relating to or affecting real property that constitutes part of the Acquired Assets. The interests described in items (A) and (B) above are collectively referred to herein as the "Leased Premises" and the leases, easements, concessions, contracts and instruments described in items (A) and (B) above are referred to herein as the "Real Estate Contracts."

       The Company or applicable Subsidiary is the sole holder of valid and subsisting leasehold interests in the Leased Premises leased thereby free and clear of any Liens. All lease or rental payments and other amounts due and payable in connection with the Real Estate Contracts are current, there are no defaults by the Company or any Subsidiary with respect thereto and no event has occurred that with the passing of time or the giving of notice or both would constitute a default thereunder. All options in favor of the Company or applicable Subsidiary to purchase any of the Leased Premises, if any, are in full force and effect. The Company or applicable Subsidiary has the right to quiet enjoyment of the Leased Premises for the full term of the related Real Estate Contract and any renewal option related thereto, and no leasehold or other interest of the Company or applicable Subsidiary in such real property is subject or subordinate to any Lien, whether or not the same renders the title to such real property or lease unmarketable, except as specifically set forth in the Disclosure Schedule.

                     (iii) Eminent Domain. Neither the whole nor any portion of any Real Property or Leased Premises has been condemned, taken by right of eminent domain, requisitioned or otherwise taken by any public authority, and no such condemnation, taking by right of eminent domain, requisition or taking has been overtly threatened or, to the Company's knowledge, contemplated, and the Company has not received, and does not know of, any notice regarding any such action.

                     (iv) Improvements. Except as set forth on the Disclosure Schedule, none of the improvements included in the Irvine Properties are (A) in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easement or (B) encroaches on the property rights of any other person or entity. Each facility located on the Irvine Properties currently is served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such facility, and none of the utility companies serving any such facility has overtly threatened the Company or any Subsidiary with any reduction in service. Such utilities either enter the Irvine Properties through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent public or private easements which, following the Closing, will inure to the benefit of Buyer, its successors and assigns. All of said utilities are installed and operating and all installation and connection charges have been paid for in full. The continued maintenance and operation of the Irvine Properties as currently maintained and operated is not dependent on facilities, equipment or other assets located at property other than the Irvine Properties, which facilities, equipment or assets may become unavailable. The continued maintenance and operation of any other property is not dependent on facilities, equipment or other assets located on the Irvine Properties. No building or other improvement not part of the Irvine Properties relies on the Irvine Properties or any part thereof or any interest therein to fulfill any governmental requirement. No building or other improvement on the Irvine Properties relies on any property not included within the Irvine Properties to fulfill any governmental requirement.

                     (v) Real Property and Leased Premises Taxes. There are no challenges or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the Real Property or the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this paragraph (v) shall not be deemed to be breached by any prospective general increase in real estate tax rates). There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or overtly threatened with respect to any portion of the Real Property or, to the extent the Company or any Subsidiary is liable for payment therefor, the Leased Premises.

              (c)    Intellectual Property.

                     (i) Intellectual Property. The term "Intellectual Property" shall include the names "Quality Mortgage USA, Inc.," "Express Funding, Inc.,""Save-More Insurance Services, Inc.," "Commonwealth Trust Deed Services, Inc.," "Quality Trustee Services, Inc." "Quality Funding, Inc.," and "Quality Mortgage Acceptance Corp." and all fictitious business names, trade names, registered and unregistered trademarks, service marks and applications owned, used or licensed by the Company or any Subsidiary (collectively "Marks") and all know-how, trade secrets, confidential information, software (including without limitation the Quality Loan Processing System program, but including licensed retail or "off-the-shelf" software only to the extent of the license held by the Company) and all data used in connection therewith or processed thereby, technical information, process technology, plans, drawings and blue prints owned, used or licensed by the Company or any Subsidiary as licensee or licensor (collectively "Trade Secrets"). The Intellectual Property also includes all such rights and assets of the Company and the Subsidiaries under the Assumed Contracts. Neither the Company nor any Subsidiary owns, licenses (either as licensor or licensee) or uses any registered or unregistered copyrights or any patent or patent application.

                     (ii) Ownership. Except as listed in the Disclosure Schedule, the Company or a Subsidiary is the owner of all right, title and interest in and to the Intellectual Property free and clear of all Liens. Following Closing, Buyer shall be the sole owner of all right, title and interest in the Intellectual Property free and clear of all liens. The Intellectual Property includes all such property necessary for the operation of the Mortgage Business of the Company and the Subsidiaries (x) as they currently are or have been conducted and (y) without violating or infringing upon the rights of any third party. Without limiting the foregoing, the





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
Company and the Subsidiaries are properly licensed to use all computer software (and copies thereof) used by them. Except as listed in the Disclosure Schedule, no right, license or consent of, or payment to, any third party will be required after consummation of the transactions contemplated by this Agreement for the continued use of the Intellectual Property by the Company and the Subsidiaries.

                     (iii) Trademarks. The Disclosure Schedule contains an accurate and complete listing and summary of all material registered Marks, including application and registration dates and numbers, and jurisdiction thereof, if any. Except as set forth on the Disclosure Schedule, the Sellers are not aware of any potentially interfering mark or application therefor of any third party; no Mark is infringed or has been challenged or is or has been overtly threatened in any way; and none of the Marks used by the Company or the Subsidiaries infringe or are alleged in any legal proceeding to infringe any business name, trade name, trademark or service mark of any third party.

                     (iv) Trade Secrets. The Company and the Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets. Except as set forth on the Disclosure Schedule, no Trade Secret is subject to any adverse claim nor has any Trade Secret been challenged or overtly threatened in any way. None of the Trade Secrets infringe or are alleged to infringe any proprietary right of any third party.

              (d)    Contracts.

                     (i) All of the Assumed Contracts are legal, valid and binding on the parties thereto and in full force and effect. No party to any of the Assumed Contracts is in violation of or default under any of the Assumed Contracts. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a violation or default by the Company or any Subsidiary, or any other party thereto, under any Assumed Contract. There are no outstanding, and to the Company's knowledge, overtly threatened disputes or disagreements with respect to any of the Assumed Contracts. Neither the Company nor any Subsidiary has released any rights under any Assumed Contract. The Company and the Subsidiaries are not subject to any legal obligations to renegotiate, nor is there any right to renegotiate, any Assumed Contract. The Company and the Subsidiaries are not subject to any liability, or claim therefor, for or with respect to price adjustment under any Assumed Contract with the United States Government or any agency thereof, including any liability for defective pricing.

                     (ii) Except as set forth on the Disclosure Schedule, the Assumed Contracts constitute all of the contracts, leases and agreements necessary for the conduct of the businesses of the Company and the Subsidiaries in the manner and to the extent conducted by the Company and the Subsidiaries. All rights of the Company and the Subsidiaries under the Assumed Contracts will be enforceable by Buyer after the Closing without the consent or agreement of any other party, except consents and agreements specifically described in the Disclosure Schedule.

                     (iii) The Sellers have delivered or made available to Buyer true and complete copies of each Assumed Contract. There are no unwritten amendments to, or waivers under, any Assumed Contract.

              (e) Necessary Assets. The Acquired Assets constitute all of the assets, rights, and properties used in, or reasonably necessary for, the conduct of the Mortgage Business in the manner and to the extent currently conducted by the Company and the Subsidiaries. The Acquired Assets are adequate to enable Buyer to continue to conduct the Mortgage Business on the Closing Date in the manner and to the extent currently conducted by the Company and the Subsidiaries, and include all items of property that are located on the Real Property, that are used as though owned, that the Company and the Subsidiaries purport to own or that are reflected in the Company Financial Statements or the Express Financial Statements. Notwithstanding the foregoing, Buyer will need to obtain adequate warehouse and other finance lines and its own Licenses and Permits in those states in which Buyer or the operating affiliate of Buyer does not have its own Licenses and Permits.

       6.4    Liabilities.

              (a) No Liabilities. No Subsidiary has any debt, guaranty, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether known or unknown, and there is no basis for the assertion against it of any such debt, guaranty, liability or obligation except (i) to the extent set forth or reserved against in full in the Company Financial Statements or the Express Financial Statements, as applicable, and (ii) current liabilities incurred in the ordinary course of business since June 30, 1995.

              (b)    Tax Matters.  Except as listed in the Disclosure Schedule:

                     (i) Each of the Company and Express has filed all Tax Returns (defined below) that it was required to file on its behalf and on behalf of the Subsidiaries. All such Tax Returns were correct and complete in all respects. All Taxes due and payable by the Company or any Subsidiary (whether or not shown on any Tax Return, whether known or unknown, asserted or unasserted) on or before the Closing with respect to taxable periods ending on or before the Closing have been paid or will be paid prior to Closing (except as set forth in Section 6.2(b)(xiv)). Neither the Company nor any Subsidiary is a party to any tax sharing or other agreement that will require any payment with respect to Taxes. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes.

                     (ii) No taxing authority or other governmental unit has claimed, raised, discussed, proposed or overtly threatened any assessment, deficiency, adjustment, dispute or claim concerning any Tax Return or any Tax liability of any of the Company or any Subsidiary. There is no unpaid assessment, deficiency or adjustment concerning any Tax Return or Tax liability of any of the Company or any Subsidiary other than those for which an adequate reserve has been established and which are reflected in the Company Financial Statements. Except as disclosed on the Disclosure Schedule, none of the Tax Returns of the Company or any Subsidiary have been selected for or are now under audit or examination by any taxing authority or other governmental unit, and there are no suits, actions, proceedings or investigations pending or overtly threatened against the Company or any Subsidiary with respect to any Taxes.

                     (iii) Except as disclosed on the Disclosure Schedule, each of the Company and the Subsidiaries has withheld and timely deposited or paid all Taxes required to have been withheld and reserved or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                     (iv) None of the Company or any Subsidiary has filed a consent under Sec. 341(f) of the Code concerning collapsible corporations.
None of the Company or any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would be characterized as "excess parachute payments" under Code Sec. 280G of the Code. None of the assets of the Company or any Subsidiary (A) is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Code Sec. 168(f)(8) of the Code; (B) directly or indirectly secures any debt the interest on which is tax exempt under Code Sec. 103(a) of the Code; or (C) is "tax-exempt use property" within the meaning of Code Sec. 168(h) of the Code. Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns or qualified amended returns (or statements attached thereto) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Neither the Company nor any Subsidiary
(A) is a party to any Tax allocation or sharing agreement; (B) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); or (C) has any liability for the Taxes of any person (other than any of the Company and the Subsidiaries) under Treas. Reg. sec. 1.1502-6 or any similar provision of state, local or foreign law), as a member of a consolidated group, transferee or successor, by contract or otherwise. Neither any Stockholder, the Company nor any Subsidiary is a person other than a United States person within the meaning of the Code and the transaction contemplated herein is not subject to the withholding provisions of Code Sec. 3406 of the Code or subchapter A of Chapter 3 of the Code.

                     (v) Any unpaid Taxes of the Company and the Subsidiaries, including all Taxes not yet due for any and all periods through the Closing Date, whether known or unknown, asserted or unasserted (A) do not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Company Financial Statements and the Express Financial Statements and (B) do not exceed those reserves as adjusted for the passage of time through the Closing Date in accordance with GAAP and the Company's customary accounting methods.

       As used herein, the term "Taxes" means all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; the term "Code" means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto).

              (c)    Litigation.

                     (i) Except as set forth on the Disclosure Schedule, there is no pending action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative (including the Equal Employment Opportunity Commission and similar state or federal agencies), investigative or informal) (A) that has been commenced by or against the Company or any Subsidiary in respect of, or that otherwise relates to or may affect, any Subsidiary, the Acquired Assets, the Assumed Contracts, this Agreement, any Related Agreement or the transactions contemplated herein or therein or (B) that has been commenced by or against any Stockholder in respect of, or that otherwise relates to or may affect any Subsidiary, the Acquired Assets, the Assumed Contracts, this Agreement, any Related Agreement or the transactions contemplated herein or therein (collectively, the "Proceedings"). No Proceeding has been overtly threatened. No event has occurred (including without limitation the commission or omission of any act) that may give rise to or serve as a basis for the commencement of any Proceeding.

                     (ii) Except as set forth on the Disclosure Schedule, there is no award, decision, injunction, judgment, order, ruling, subpoena, writ or verdict of any court, arbitrator or government agency or instrumentality (A) to which any Subsidiary, the Acquired Assets, the Assumed Contracts, this Agreement, any Related Agreement or the transactions contemplated herein or therein is subject or by which any of the foregoing may be affected or (B) to which any Stockholder is subject and that relates to or may affect any Subsidiary, the Acquired Assets, the Assumed Contracts, this Agreement, any Related Agreement or the transactions contemplated herein and therein (collectively, the "Orders").

                     (iii) The Disclosure Schedule sets forth a description of each Proceeding pending or overtly threatened at the date hereof.

              (d) Employee Liabilities. The Disclosure Schedule accurately lists the base salary, hire date, accrued vacation and sick time the Company or any Subsidiary owes to each employee or independent contractor of the Company or any Subsidiary as of the date hereof.

       6.5    Business.

              (a)    Mortgage Banking Licenses and Qualifications.

                     (i) The Subsidiaries have all certifications, authorizations, licenses, permits, approvals, governmental licenses, exemptions, classifications and registrations that are necessary to conduct the Mortgage Business (collectively, the "Licenses"), to the extent such business has been or is being conducted by or through the Subsidiaries. The Disclosure Schedule lists every License held by the Subsidiaries that is in effect, has been applied for or is pending and identifies those Licenses and applications for Licenses that will be impaired as a result of Buyer's purchase of the Acquired Assets (including the capital stock of the Subsidiaries) and describes any action required to be taken to ensure that all such Licenses that are transferrable will be enforceable by Buyer or the Subsidiaries after the Closing. Sellers have made available to Buyer the originals, or if the originals are not available, then true and complete copies of, all of the Licenses held by the Subsidiaries.

                     (ii) All Licenses are in full force and effect. No event has occurred that may constitute or result in a violation of a License, or result in the revocation, suspension, modification or nonrenewal of any License. Neither the Company nor any Subsidiary has received any notice of any actual, alleged or potential violation, revocation, suspension, modification or nonrenewal of any License. Each of the Subsidiaries has complied with all Licenses, and there is no overtly threatened suspension, cancellation or invalidation of, or penalties (including fines or refunds) under, any License.

                     (iii) Each broker or correspondent involved in the origination of Mortgage Loans (defined below) had all such Licenses necessary to conduct such activities at the time so conducted.

                     (iv) Each of the Company and the Subsidiaries is approved and qualified and in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender, eligible to originate, purchase, hold, sell and service mortgage loans (to the extent necessary to carry on the Mortgage Business).

              (b) Mortgage Loans. The Disclosure Schedule lists as of the most recent date practicable prior to the date of this Agreement and the Closing Date each closed mortgage loan that constitutes part of the Acquired Assets (each a "Mortgage Loan"), describing (in the form of a typical mortgage loan schedule) for each such Mortgage Loan the borrower, original principal balance, funding date and collateral location. Except as set forth on the Disclosure Schedule, all (A) Mortgage Loans, (B) other mortgage loans for which any Subsidiary may be subject to recourse under any whole loan sale, securitization, pooling and servicing agreement, servicing agreement or other agreement, (C) mortgage loans sold into securitizations wherein any Subsidiary has made representations and warranties on which any Subsidiary has any continuing contingent liability and
(D) mortgage loans underlying the Acquired Assets consisting of the 1996 QB and QJ subordinate residual certificates, the S1994-13 Class I, II and III certificates and the S1994-16 Class I, II and III certificates (the items described in (A) through (D) are referred to collectively herein as the "Recourse Mortgage Loans") are (i) evidenced by a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan (a "Note"), properly payable or endorsed to the Company or a Subsidiary or an assignee of the Company or a Subsidiary (as applicable), secured by a mortgage, deed of trust or other security instrument creating a lien on real property and any other property described therein which secures such Note, together with any assignment, reinstatement, extension, endorsement or modification thereof (a "Mortgage") properly assigned to the Company or a Subsidiary or an assignee of the Company or a Subsidiary (as applicable), (ii) duly secured by a Mortgage in full force and effect, with customary terms in accordance with industry practice, which grants the holder thereof a first priority lien or junior lien on the subject property (including any improvements thereon), each such Mortgage constituting a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) as a first lien subject only to taxes and assessments not yet delinquent and to such other matters as are evidenced by a lender's title insurance policy, (iii) accompanied by a hazard insurance policy (and a flood insurance policy and certification where required under the terms of the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended) covering improvements on the premises subject to such Mortgage, with a loss payee clause in favor of the Company or a Subsidiary or an assignee of the Company or a Subsidiary, such insurance policy covering such risks as are customarily insured against in accordance with industry practice, and (iv) evidenced by such other files and documents as are customary in industry practice. Prior to the Closing Date, the Disclosure Schedule will be updated to disclose (as of a date not more than 3 days prior to the Closing Date) for each Mortgage Loan that constitutes part of the Acquired Assets (x) the then-outstanding principal balance and (y) the payment status of each such Mortgage Loan.

              (c) Enforceability. All Recourse Mortgage Loans are valid and legally binding obligations of the borrowers thereunder, have been duly executed by a borrower of legal capacity, are enforceable in accordance with their terms (except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (ii) state laws requiring creditors to proceed against the collateral before pursuing the borrower and (iii) state laws on deficiencies), and conform to all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a mortgage loan (collectively, the "Regulations"). Neither the operation of any of the terms of any mortgage loan, including without limitation mortgage loans that constitute part of the Acquired Assets, nor the exercise of any right thereunder, has rendered or will render the related Mortgage or Note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The file or files containing the photostatic copy or copies on other media, and to the extent required by the Regulations, original documents of the Mortgage, the Note and other loan documents with respect to each such mortgage loan, as well as the related credit and closing packages, disclosures, custodial documents, and all other files, books, records, and documents reasonably necessary or customary in accordance with industry practice for the sale and servicing of such mortgage loan (the "Loan Documents"), including without limitation mortgage loans that constitute a part of the Acquired Assets are in compliance in all material respects with applicable Regulations and are complete in all material respects.

              (d) Title to Certain Mortgage Loans; Mortgage Loan Conveyance Agreements. Except as set forth on the Disclosure Schedule, all Mortgage Loans are owned by the Company or such Subsidiary, as the case may be, free and clear of all Liens (other than a Lien in favor of DLJ, which shall be released at or prior to Closing upon repayment by Buyer of the amounts owed to DLJ by the Company on such Mortgage Loans). Such Mortgage Loans have been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of the Company or such Subsidiary as mortgagee. Neither the Company nor any Subsidiary has, with respect to any such Mortgage Loan, released any security therefor, except upon receipt of reasonable consideration for such release, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan. The Disclosure Schedule lists all agreements, contracts and other documents or instruments to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound to sell or convey any of the mortgage loans currently held by the Company or any Subsidiary to any party or reacquire any mortgage loans under any repurchase agreement, reverse repurchase agreement or similar agreement. Each such agreement listed on the Disclosure Schedule shall be terminated prior to the Closing without penalty, liability or other obligation of the Subsidiaries, except for any agreements providing for the sale of Mortgage Loans to Buyer.

              (e) No Recourse. No Subsidiary has any obligation to repurchase, reimburse, indemnify or hold harmless any person based solely on the default under or the foreclosure or sale of the collateral for, any mortgage loan at any time originated, held, owned, sold, transferred or otherwise conveyed by the Company or any Subsidiary, without regard to a breach or default of any contractual representation, warranty, undertaking, misfeasance or malfeasance by the Company or such Subsidiary, as the case may be. The Disclosure Schedule describes each contract containing any representation, warranty or undertaking by the Company or any

Subsidiary that could obligate any Subsidiary to repurchase, reimburse, indemnify or hold harmless any person in respect of any such mortgage loan.

              (f) Compliance with Mortgage Banking Regulations. With respect to each Recourse Mortgage Loan, the Company and each subsidiary and each prior and current originator of any such loan, has been and is in compliance in all material respects with all Regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to any of them, including without limitation any applicable local, state or federal law or ordinance, and any regulations or orders issued thereunder, governing or pertaining to fair housing or unlawful discrimination in residential lending (including without limitation anti-redlining, equal credit opportunity, and fair credit reporting), truth-in-lending (including without limitation specific regulations relating to Section 32 Loans), real estate settlement procedures, adjustable rate mortgages, adjustable rate mortgage disclosures or consumer credit (including without limitation the federal Consumer Credit Protection Act, the federal Truth-in-lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder, all applicable usury and interest limitations laws and all similar state laws (collectively, "Consumer Credit Laws"). Without limiting the generality of the foregoing, the Company and the Subsidiaries and each prior and current servicer and originator of the Recourse Mortgage Loans, including without limitation mortgage loans that constitute part of the Acquired Assets, has been and is in compliance in all respects with all servicer and other requirements of HUD, FHA, VA and FNMA which are applicable to it. No broker or correspondent involved in the origination of Recourse Mortgage Loans, including without limitation mortgage loans that constitute part of the Acquired Assets, has violated in any material respect any Consumer Credit Laws, including without limitation servicer and other applicable requirements of HUD, FHA, VA and FNMA.

       No broker or correspondent involved in the origination of Mortgage Loans has failed to remain in good standing with the Company and the Subsidiaries, has failed to obtain all Licenses necessary to conduct the activities conducted by such broker or correspondent in connection therewith or is subject to any claim or administrative proceeding filed against such broker or correspondent based upon the business activities conducted by such broker or correspondent in connection therewith.

              (g) Physical Damage. Except as set forth on the Disclosure Schedule, to the Company's knowledge there exists no physical damage to the collateral securing the Mortgage Loans, whether from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not substantially covered by effective insurance and which physical damage would or would reasonably be expected to cause any such Mortgage Loan to become delinquent or adversely affect the value or marketability of any such Mortgage Loan or the collateral securing such Mortgage Loan.

              (h) Tax Identification. All tax identifications for the individual mortgagor under a Mortgage Loan (or evidence that reasonable attempts have been made to obtain such in accordance with applicable regulations) are contained in the Loan Documents relating to each such Mortgage Loan. All of such tax identifications are correct and complete in all material respects, and property descriptions contained in any loan documents are legally sufficient.

              (i) ARMs and Conversion Loans. If the Loan Documents relating to any Mortgage Loan grant the related mortgagor the right to convert the Mortgage Loan to a fixed rate Mortgage Loan and the related mortgagor previously has exercised such right, or if such Loan Documents provide that the interest rate or installment or payment amount of the Note may be adjusted prospectively, then: (i) all of the terms of the Loan Documents may be enforced by the holder thereof, its successors and assigns, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether applied in a proceeding in equity or at law), (ii) any such adjustments will not, or did not, affect the priority of the lien of the related Mortgage or Note and (iii) all adjustments have been made (and the resulting interest rates and payment amounts are correct), and the respective mortgagors advised thereof, in accordance with the applicable regulations. No mortgagor has made or overtly threatened to make, any claim or complaint that any adjustment was inappropriately made or inappropriately omitted. All adjustments were properly disclosed under, and are enforceable under, the Regulations.

              (j) Mortgage Servicing. The Disclosure Schedule lists all mortgage loan servicing agreements and pooling and servicing agreements to which any Subsidiary is a party (the "Mortgage Servicing Agreements"). The Mortgage Servicing Agreements and the Regulations set forth all the terms and conditions of each Subsidiary's rights against and obligations to the other parties to such Mortgage Servicing Agreements with respect to mortgage loans, and there are no written or oral agreements that modify or amend any such Mortgage Servicing Agreement. All of the Mortgage Servicing Agreements are valid and binding contracts of the applicable Subsidiary, are in full force and effect, and are enforceable in accordance with their terms, except as enforcement thereof may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. There is no default or breach under, or dispute regarding the material terms of, or claim of default or breach by any party under, any Mortgage Servicing Agreement, and no event has occurred which with the passage of time or the giving of notice of both would constitute a default or breach by any party under any such Mortgage Servicing Agreement or would permit termination, modification or acceleration of any such Mortgage Servicing Agreement. There is no pending or overtly threatened cancellation of any Mortgage Servicing Agreement, and the Company has not received indication that any party intends to terminate or is considering terminating its servicing relationship with any Subsidiary. No sanctions or penalties have been imposed on any Subsidiary under any Mortgage Servicing Agreement or any Regulation.

       Each Subsidiary that services mortgage loans has full authority to maintain Custodial Accounts for all of the mortgage loans, as required by applicable law, and has established Custodial Accounts for all Escrow Funds relating to any servicing rights. Such Custodial Accounts comply in all respects with all laws and regulations and any terms of the mortgage loans. Except as set forth on the Disclosure Schedule, there are no pooling, participation, servicing or other agreements to which any Subsidiary is a party which obligate it to make servicing advances with respect to defaulted or delinquent mortgage loans. The Disclosure Schedule contains a true and correct list of all of the audits and investigations of any Subsidiary by any agency, investor or insurer commenced since October 1, 1992, the results of which audits and investigations claimed a failure to comply with applicable laws, regulations, guidelines or other standards.

       "Custodial Accounts" shall mean all escrow, impound, suspense (loan level and other) and custodial accounts maintained with respect to the mortgage loans for purposes of receiving and disbursing payments of principal, interest, taxes, insurance, assessments and similar charges (and interest, if any, accrued on such funds for the benefit of mortgagors) relating to mortgage loans.

       "Escrow Funds" shall mean all amounts held in Custodial Accounts, with respect to mortgage loans held for the purpose of paying property taxes, hazard insurance premiums, assessments and other such items as provided in the Mortgage and applicable laws and regulations.

              (k)    Subordinated and Residual Securitization Certificates.
All interests in securitized transactions that constitute part of the Acquired Assets are owned by the Company or the Subsidiaries and are listed in the Disclosure Schedule. The values reflected in the Company Financial Statements and the Express Financial Statements for the subordinated and residual securitization certificates that have been retained by the Company or any of its Subsidiaries have been properly calculated in accordance with GAAP and standard industry practices. The Company is the sole owner of the certificates and is in possession of the originals thereof. No Lien exists against such interests, except as set forth in the Disclosure Schedule.

              (l) Insurance Operations. Each Subsidiary has all approvals, certifications, authorizations, licenses, permits, governmental licenses, exemptions, classifications and registrations (the "Insurance Approvals"), necessary to conduct the business of insurance and insurance brokering, to the extent such business has been or is being conducted by any Subsidiary. The Disclosure Schedule lists every Insurance Approval that is in effect, has been applied for or is pending and identifies those Insurance Approvals and applications for Insurance Approvals that will be impaired as a result of Buyer's purchase of the Acquired Assets (including the capital stock of the Subsidiaries) and describes any action required to be taken to ensure that such Insurance Approvals will be enforceable by Buyer or the Subsidiaries after the Closing. Sellers have delivered to Buyer the originals, or if the originals are not available, then true and complete copies of, all of the Insurance Approvals. All Insurance Approvals are in full force and





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
effect. No event has occurred that may constitute or result in a violation of an Insurance Approval, or result in the revocation, suspension, modification or nonrenewal of any Insurance Approval. No Seller or Subsidiary has received any notice of any actual, alleged or potential violation, revocation, suspension, modification or nonrenewal of any Insurance Approval. Each of the Company and the Subsidiaries has complied with all Insurance Approvals, and the Company has not received notice of any overtly threatened suspension, cancellation or invalidation of, or penalties (including fines or refunds) under any Insurance Approval.

              (m) Insurance. Each Subsidiary (or the Company on behalf of each Subsidiary) maintains insurance with financially sound and reputable insurers on its assets, and upon its business and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by corporations similarly situated and engaged in the same or similar businesses in adequate amounts under valid and enforceable policies ("the Policies"). The premiums due and owing with respect to the Policies have been paid, premiums not yet due have been adequately accrued for, and no Seller or Subsidiary has received any notice of cancellation or of intention not to renew any such Policy. The Disclosure Schedule contains a list of the Policies, copies of which have been provided to Buyer, and lists their term and premium, and a brief description of each, as well as a description of each claim currently pending under any such Policy or any Prior Policy (defined below). The Disclosure Schedule sets forth a description of each other insurance policy or insurance contract relating to the Company, the Subsidiaries and their respective businesses, whether issued in the name of the Company or any Subsidiary, pursuant to which any Subsidiary is or may hereafter be entitled to assert claims for insurance coverage (the "Prior Policies"). The Company and each Subsidiary has timely pursued all rights to recover under the Policies and the Prior Policies; provided, however, the representation and warranty set forth in this sentence shall not be deemed to be breached unless a Subsidiary suffers any Loss in excess of $100,000 after the Closing and, because the Sellers failed to timely preserve rights under such Policies or Prior Policies, Buyer or the Subsidiary is unable to recover insurance under such Policies or Prior Policies.

              (n) Employees The Company and the Subsidiaries are not subject to any collective bargaining agreement. No union representation question exists and, to the best of the Company's knowledge, there has been no union organization effort since October 1, 1994, respecting the employees of the Company or any Subsidiary.

       Except as set forth on the Disclosure Schedule, the employment of each of the Subsidiaries' employees is terminable at will without cost to any Subsidiary or severance obligations except for payment of accrued salaries or wages and vacation pay. No employee of the Company or any Subsidiary is a party with the Company or any Seller to any non-competition agreement or similar agreement. No employee or former employee has any right to be rehired by any Subsidiary prior to the hiring of a person not previously employed by such Subsidiary.





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
              (o) Worker's Compensation. The Subsidiaries subscribe to, or are otherwise insured under, the worker's compensation or similar statute in each state in which any Subsidiary has any employees. The Disclosure Schedule describes all claims filed by employees of any Subsidiary in respect of employment-related injury or illness since October 1, 1994. Neither the Company nor any Subsidiary has received any report or notice from the Occupational Safety and Health Administration.

              (p) ERISA. No Subsidiary is or has been a party to, participant in or contributed to any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), except that employees of Subsidiaries may participate in the Quality Mortgage USA, Inc. 401(K) Plan (the "401K Plan") on the terms specified therein.

              (q) Affiliated Transactions. The Disclosure Schedule sets forth a summary of (x) all transactions or series of transactions to which any Subsidiary is party involving the payment or receipt of in excess of $10,000 in value that are pending and (y) all assets or properties of the Company or any Subsidiary, and in which, in either case, any Seller, Associate or Affiliate (as such terms are defined in Rule 405 promulgated pursuant to the Securities Act of 1933 (the "Securities Act")) has a financial interest, excluding the Company's ownership of the stock of the Subsidiaries. Except as set forth on the Disclosure Schedule, the Jedinaks do not, directly or indirectly, own any interest in any entity that is a competitor, customer or supplier of, or has any existing contractual relationship with, any Subsidiary.

              (r)    Legal Requirements.

                     (i) Compliance with Laws. Neither any Seller nor any Subsidiary has violated any term of any judgment, writ, decree, order, law, statute, rule or regulation to which he or it is subject or a party and which pertains to the Mortgage Business, or by which any of the Acquired Assets (including without limitation the Subsidiaries) are bound or affected (collectively, "Legal Requirements"). No event has occurred that may constitute or result in a violation of a Legal Requirement. No Seller or Subsidiary has received notice of any actual, alleged or potential violation of a Legal Requirement.

                     (ii) Certain Acts. Neither any Subsidiary nor any of their former or current officers, directors, employees, agents or representatives has made or agreed to make, directly or indirectly, with respect to the businesses or assets of any Subsidiary and the Subsidiaries, any
(i) bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company and the Subsidiaries, or funds to governmental officials (or any such official's family members or Affiliates) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business or (ii) payments from corporate funds to governmental officials for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions.

                     (iii) Bulk Sales This Agreement and the Related Agreements and the transactions contemplated hereby and thereby are exempt from
Section 6101 et seq. (Bulk Sales) of the California Commercial Code.

              (s)    Environmental Matters.

                     (i) Compliance. The Company (in respect of the Irvine Properties only) and each Subsidiary is in compliance with all applicable Environmental Laws (defined below) and neither the Company nor any Subsidiary has received any communication (written or oral), from any person that alleges that the Company or any Subsidiary is not in compliance with applicable Environmental Laws. As used herein, "Environmental Laws" mean all laws or orders relating to the regulation or protection of human health, safety or the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), including, without limitation, laws and regulations relating to releases or overtly threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of hazardous materials.

                     (ii) Environmental Claims. There is no Environmental Claim (defined below) pending or overtly threatened or likely to be overtly threatened (i) against the Company (in respect of the Irvine Properties only) or any Subsidiary, (ii) against any person or entity whose liability for any Environmental Claim the Company (in respect of the Irvine Properties only) or any Subsidiary has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by the Company (in respect of the Irvine Properties only) or any Subsidiary.

                     As used herein, "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of compliance or violation (written or oral) by any person or entity (including any governmental authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release or overtly threatened release into the environment, of any hazardous material at any location, whether owned, operated, leased or managed by the Seller with respect to the business of the Company or any Subsidiary; or (b) circumstances reasonably forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any hazardous materials.

       6.6    Other.

              (a)    Documents Delivered.   The Corporate Records contain
records of all meetings held of, and corporate action taken by, the respective boards of directors and stockholders of each Subsidiary, and any committee or representative thereof and such records are accurate and complete in all material respects. No meeting has been held and no action has been taken, by any such board of directors or equity security holders for which accurate and complete records have not been prepared and included in the Corporate Records. At the Closing, all of the Corporate Records will be in the possession of the Subsidiaries. The minute books and stock transfer records of the Company that have been made available to Buyer and its agents are complete and correct in all material respects.

              (b) No Brokers Fees; No Commissions. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers directly with Buyer without any act by Sellers that would give rise to any claim against Buyer, the Subsidiaries or any of their Affiliates for a brokerage commission, finder's fee or other similar payment.

              (c) Full Disclosure. Neither this Agreement nor any Related Agreement, Exhibit or Disclosure Schedule delivered herewith contains any untrue statement made by any Seller of a fact.

       6.7 DLJ Stockholders' Knowledge. To the DLJ Stockholders' actual knowledge, the representations and warranties made by the Company in this Agreement are true and correct in all material respects, as supplemented by the Disclosure Schedule. The DLJ Stockholders are not required to make any filing under the HSR Act.

       6.8 Calmac's and the Jedinaks' Knowledge. To Calmac's and the Jedinaks' actual knowledge, the representations and warranties made by the Company in this Agreement are true and correct in all material respects, as supplemented by the Disclosure Schedule.

       The phrase "in all material respects" as used in Sections 6.6(a), 6.7 and 6.8 shall be disregarded for all purposes under any other applicable provision of this Agreement that includes a materiality modifier or its equivalent.

                                   ARTICLE 7.

                    Representations and Warranties of Buyer

       Buyer represents and warrants to Sellers as follows:

       7.1    Entry Into Agreements.

              (a) Organization and Good Standing. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws.

              (b) Corporate Power and Authority; Validity and Authorization. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements. This Agreement has been duly authorized, executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

       When the Related Agreements to which Buyer is a party are delivered at the Closing, such agreements will have been duly authorized, executed and delivered by Buyer, and will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

       7.2    Conflicts and Consents.

              (a) No Conflict. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of the terms of and will not contravene, conflict with, accelerate the performance of the obligations required under, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer, or any agreement, judgment, decree, order, law, rule or regulation or other restriction applicable to it, or to which it is a party or by which Buyer or its property or assets is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer.

              (b) Buyer Consents Obtained. Other than the approval referred to in Section 3.1(a) (HSR Act) and except for the Permits, no consents, approvals or authorizations of third parties are required in connection with Buyer's valid execution, delivery, or performance hereof and the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby on the part of it (collectively, the "Buyer Consents"), and has taken all other action necessary for the consummation by Buyer of the transactions contemplated by this Agreement or the Related Agreements.

       7.3 No Brokers Fees; No commissions. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with the Sellers without any act by Buyer that would give rise to any claim against the Sellers or their Affiliates for a brokerage commission, finder's fee or other similar payment.

       7.4 HSR Act. Buyer has made all filings required under the HSR Act, has fully complied with the provisions of the HSR Act and the rules and regulations promulgated thereunder, and has fully complied with all requests for information from the Federal Trade Commission and the Department of Justice. The information contained in Buyer's filings under the HSR Act is accurate and complete and such filings do not include any incorrect statements or omit to include any information necessary to make the statements therein not misleading. The copies of Buyer's filings under the HSR Act that have been provided to Seller are true and complete copies of such filings.

                                   ARTICLE 8.

                              Covenants of Sellers

       From the execution hereof until the Closing, the Stockholders jointly and severally, and until the Closing occurs the Company and Express jointly and severally with the Stockholders, covenant and agree as follows:

       8.1 Conduct of Businesses of the Company and the Subsidiaries Pending Closing. Unless otherwise expressly contemplated by this Agreement or approved in writing by Buyer, the businesses and operations of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practices, including the payment, in accordance with past payment practices, of all accounts payable of the Company or any of its Subsidiaries. Without limitation, neither the Company nor the Subsidiaries shall (i) dispose of any assets, including without limitation mortgage loans, other than sales of mortgage loans at auction to parties other than any Seller or any Affiliate of any Seller in the ordinary course of business and consistent with past practices, (ii) incur or become subject to any debt, liability (including repurchase obligations) or lease obligation, other than current liabilities incurred in the ordinary course of business (other than such liabilities to DLJ) that do not exceed $25,000 individually, or $500,000 in the aggregate, (iii) pay any bonuses to or alter the compensation or benefit of any director, officer, employee, person or entity (other than bonuses to the Company's employees (but not Calmac, the Jedinaks or any Affiliate of Calmac or the Jedinaks) for the quarter ended September 30, 1996 that do not exceed 5% of the quarterly payroll on an aggregate basis and that otherwise are in the ordinary course of business and consistent with past practices), (iv) declare any dividend or other distribution on the capital stock of the Company or any Subsidiary, (v) enter into any transaction or agreement with any Affiliate or associate of the Company or any Subsidiary, (vi) institute any planned reduction in force, (vii) pay any federal or state income taxes in respect of the approximately $3.0 million phantom income tax liability relating to the REMICs, (viii) close any branch office of the Company or any Subsidiary, (ix) take any action that will cause any of the Company's representations or warranties to be untrue or incorrect, or (x) omit any action that the Company or any Subsidiary would take in the ordinary course of business, which omission will cause the Company's representations or warranties to be untrue or incorrect.

       8.2 Access to Information and Employees. Sellers shall permit, upon reasonable notice during normal business hours, Buyer and its Representatives (defined below) to visit and inspect any of the properties of the Company or the Subsidiaries, including books and records, and to discuss the affairs, finances and accounts of the Company and the Subsidiaries and the Buyer's prospects, plans and intentions with Company's and Subsidiary's officers, employees, brokers and independent public accountants, as often as any such person may deem necessary or desirable and reasonably request.

              In this Agreement, "Representatives" means, collectively, a party's directors, officers, employees, stockholders, partners, financial parties in interest, agents, advisors, attorneys, accountants, consultants, Affiliates, financing sources and representatives of any such source, representatives, and any person or entity being considered for any such role.

       8.3 No Solicitation. Sellers shall not, directly or indirectly, through any Representatives or otherwise, solicit, accept, or entertain offers from, negotiate with or in any manner encourage, accept or consider any proposal of, or enter into any agreement with any person other than Buyer relating to the acquisition of the Company or any Subsidiary or any stock, business or substantial asset of the Company or any Subsidiary, whether through purchase, merger, consolidation or other business combination. If any Seller receives any contact, inquiry or proposal regarding the foregoing, then such Seller shall notify the party making such proposal that the Sellers are contractually prohibited from engaging in such discussions.

       8.4 Financial Statements. The Company shall deliver to Buyer not later than the 15th business day of each succeeding month, financial statements of the Company and of Express of the kind described in Section 6.2 (Financial Information) for the month ended September 30, 1996 and each subsequent month before the Closing.

       8.5 Express Acquisition. Sellers shall cause the Company to exercise its rights under the Express Option.

       8.6 Maintain Organization. Sellers shall cause the Company to take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Mortgage Business and will use its best efforts to maintain, preserve and renew the Mortgage Business and the Acquired Assets (including without limitation the Subsidiaries) intact, and to preserve, protect and maintain for Buyer the good will of the employees and brokers of the Mortgage Business, to keep available to Buyer the present officers, employees and brokers of the Mortgage Business, and to preserve for Buyer the present relationships with payors, suppliers, referral sources, customers and clients of the Mortgage Business and others having business relationships with the Mortgage Business. Sellers will consult with Buyer on strategies for maintaining and preserving the Mortgage Business and effecting an orderly transition to Buyer's ownership of the Mortgage Business and the Acquired Assets.

       8.7 401k Plan Termination. The Company shall terminate the 401k Plan in accordance with applicable law.

       8.8 Cancellation of Jamboree Lease. The Company shall effect the termination of its lease in respect of the Jamboree Boulevard Property and the return to the Company of the deposit in the amount of $40,000 held by the landlord in respect of said lease on the Jamboree Boulevard property.

       8.9 Assist in Obtaining Licenses, Etc. Sellers shall reasonably assist Buyer in obtaining all Permits necessary for Buyer to operate the Mortgage Business and, in lieu of obtaining any or all of said Permits, Sellers shall reasonably assist Buyer in entering into satisfactory subcontracting or loan purchase arrangements with the Company under the Company's existing Permits, as determined by Buyer, on terms reasonably satisfactory to the parties thereto.

       8.10 Sellers' Consents. Sellers shall use commercially reasonable efforts to obtain the Sellers' Consents.

       8.11 Buyer Registration Statement. The Stockholders and the Jedinaks shall reasonably cooperate, and shall cause their respective Representatives (defined below) to cooperate, with Buyer and Buyerparent in connection with Buyerparent's preparation and filing of a Registration Statement on Form S-3 and the consummation of a public offering of common stock of AMRESCO, INC. ("Buyerparent") pursuant to such Registration Statement.

                                   ARTICLE 9.

                            Post-Closing Agreements

       After the Closing, the respective Sellers (as indicated below) on the one hand, and Buyer on the other, covenant and agree as follows:

       9.1 Further Actions. The Sellers each shall execute and deliver at their own expense, such further instruments of transfer and conveyance, documents and certificates as may be reasonably requested by Buyer in order to more effectively convey and transfer to Buyer the

Acquired Assets, to aid and assist in reducing to possession or exercising rights with respect to the Acquired Assets, or to consummate any of the transactions contemplated by this Agreement.

       Sellers shall as promptly as practical, but in no event later than three business days after receipt deliver to Buyer any cash, checks, mail, packages, notices and other similar communications they receive (in their respective roles as Stockholders, directors, officers, employees or agents of the Company or any Subsidiary) that relate to the Mortgage Business (other than the Retained Assets) or constitute Acquired Assets. Each Seller shall endorse in favor of Buyer any checks or other instruments of payment that by their terms are payable to such Seller but that relate to the Mortgage Business (other than the Retained Assets) or constitute Acquired Assets. Sellers shall immediately forward to Buyer any telephone calls and any telecopy, telegraph or other communications received by them in respect of the Mortgage Business (other than the Retained Assets).

       Buyer shall as promptly as practical, but in no event later than three business days after receipt deliver to the Company any cash, checks, mail, packages, notices and other similar communications Buyer receives that relate to the Retained Assets. Buyer shall endorse in favor of the Company any checks or other instruments of payment that relate to the Retained Assets. Buyer shall immediately forward to the Company any telephone calls and any telecopy, telegraph or other communications received by Buyer in respect of the Retained Assets.

       9.2 Cooperation. Sellers shall use their commercially reasonable efforts to aid Buyer in establishing itself as the new owner and operator of the Mortgage Business and, in connection therewith, shall use their best efforts to maintain the goodwill and reputation of the Mortgage Business with all suppliers, customers, distributors, creditors and others having business relations with the Company and the Subsidiaries and in the business community generally. Sellers shall reasonably cooperate, and shall cause their respective Representatives to reasonably cooperate, with Buyer and Buyerparent in connection with Buyerparent's preparation and filing of a Registration Statement on Form S-3 and the consummation of a public offering of common stock of Buyerparent pursuant to such Registration Statement. Buyer shall reasonably cooperate, and shall cause its respective Representatives to reasonably cooperate, with Sellers in connection with any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) arising after the Closing relating to the business or operations of the Mortgage Business prior to the Closing, including the business or operations of the Subsidiaries prior to the Closing.

       9.3 Inspection of Records. The Company and Subsidiaries shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) available for inspection and copying by the other parties and their representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven-year period after the Closing Date, with respect to all transactions of the Company and the Subsidiaries occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company and the Subsidiaries for such periods. Buyer shall provide the Company's Representatives reasonable access to books and records concerning the Company, the Mortgage Business and the Acquired Assets in connection with the audit of the Company's financial statements for periods prior to Closing and for other reasonable purposes.

       9.4 Agent for Service of Process. Until December 31, 2003, Calmac and the Jedinaks shall maintain in full force and effect their respective appointment of CT Corporation as their respective agent for service of process in Reno, Nevada.

       9.5 Use of Names. Sellers shall not use the names "Quality Mortgage USA, Inc.," "Express Funding, Inc.,""Save-More Insurance Services, Inc.," "Commonwealth Trust Deed Services, Inc.," "Quality Funding, Inc.," and "Quality Mortgage Acceptance Corp." (collectively, the "Names"), any name using the term "Quality," any similar names or any other name ever used by the Company or any Subsidiary in the conduct of the Mortgage Business or related activities of the Company and the Subsidiaries. Sellers shall cooperate with Buyer in enabling Buyer to utilize the Names.

       9.6 Employees. The Company shall terminate its employees as of the Closing Date. Buyer may, but shall not be obligated to, make offers of employment to any of the employees of the Company as of the Closing Date. Buyer and the Company shall coordinate the timing of the Company's notices of termination and the Buyer's offers of employment to minimize the disruptive effect thereof on the employees.

              (a) With respect to any employees of the Company who accept Buyer's offer of employment, Buyer shall hire such employees at their then-current rate of compensation and shall assume and be responsible for all costs and liabilities (including without limitation accrued but unused vacation time, paid time off and severance pay) associated with such employees. For all such employees who accept Buyer's offer of employment, such employment shall commence as of the Closing Date and shall be deemed for all purposes to have occurred with no interruption, break in service of termination of employment.

              (b) With respect to any employees of the Company not employed by Buyer as of the Closing Date, Buyer shall assume and be responsible for the cost of all accrued but unused vacation time, paid time off and severance pay associated with the termination of the employees by the Company, including severance payments, if any, arising out of Sellers' failure to give notice under the WARN Act (defined below).

              (c) Buyer shall assume and be responsible for all liabilities in connection with claims incurred under (i) the Company's Metrahealth health benefits plan and the Company's dental and life insurance coverage plans for employees, each as currently in effect or (ii) any Subsidiary's employee welfare benefit plans (as defined in Section 3(1) of ERISA) to the extent any of such Subsidiaries' employee welfare benefit plans are continued after the Closing Date by Buyer.

              (d) Buyer and Sellers shall perform their respective undertakings with respect to retention and severance payments as set forth in the respective letter agreements with certain managers of the Company, which letter agreements shall be in a form mutually satisfactory to Calmac, Buyer and DLJ.

              (e) The Company shall comply with all notice and other requirements under the Workers Adjustment and Retraining Notification Act (the "WARN Act").

       9.7 Mortgage Loan Reporting. Buyer will use commercially reasonable efforts to prepare and submit for all periods beginning on or after January 1, 1996 (a) Form 1098s, Form 1099s, Form W-2s and personal property tax reports and (ii) all reports required pursuant to the Home Mortgage Disclosure Act. At Buyer's request, the Company will reasonably cooperate with Buyer to assist Buyer in preparing such forms and reports. Such reasonable cooperation may include making the records identified as Retained Assets available to Buyer in Orange County, California. Buyer will reasonably assist Sellers in completing the financial statements and reports required to be filed with HUD.

       9.8 Maintain Insurance. The Company shall reasonably cooperate with Buyer to maintain the Company's existing health, dental and life insurance coverage for employees in place through December 31, 1996 at Buyer's expense.

       9.9 Non-Solicitation by Buyer. Buyer and its Affiliates shall not solicit borrowers to refinance loans previously sold or securitized by the Company; provided, however, that the limitation set forth in this Section shall not apply to (a) solicitations that are directed to the general public at large (including without limitation mass mailings based on commercially acquired mailing lists and newspaper, radio and television advertisements) or (b) responses to unsolicited requests or inquiries made by a borrower or an agent of a borrower.

       9.10 Payment of Bonuses. In the event that the Closing shall occur prior to November 1, 1996 and the Company shall not have previously paid the regular quarterly bonuses to employees for the quarter ended September 30, 1996, Buyer shall pay to the employees bonuses consistent in amount with past practice (and in no event exceeding 5% of the quarterly payroll). Calmac may furnish to the Company a list of proposed bonuses.

       9.11   DLJ Stockholders' Nonsolicitation.

              (a) For a period ending on the second anniversary of the Closing Date (such period being the "Term"), the DLJ Stockholders shall not, directly or indirectly, either for the DLJ Stockholders or any other person,
(A) induce or attempt to induce any employee of Buyer or any subsidiary of the Buyer to leave the employ of Buyer or any subsidiary of Buyer, (B) in any way interfere with the relationship between Buyer or any subsidiary of Buyer and any employee thereof, or (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Buyer or any subsidiary of Buyer. Notwithstanding anything in this Agreement to the contrary, the DLJ Stockholders shall not be prohibited from engaging in general solicitations for employees by such means as, without limitation, placing classified ads or other advertisements in newspapers or magazines in general circulation or participating in job fairs, or hiring any employees of Buyer or any subsidiary of Buyer responding to such general solicitations.

              (b) The DLJ Stockholders acknowledge that (a) the businesses of the Company and the Subsidiaries are national in scope; (b) their products and services are marketed throughout the United States; (c) the Company and the Subsidiaries compete with other residential mortgage origination businesses that are or could be located in any part of the United States; (d) Buyer has required that the DLJ Stockholders make the covenants set forth in this Section as a condition to Buyer's acquisition of the Acquired Assets; (e) the provisions of this Section are reasonable and necessary to protect and preserve the Mortgage Business and the Acquired Assets of the Company and the Subsidiaries; and (f) the Mortgage Business and the Acquired Assets would be irreparably damaged if the DLJ Stockholders were to breach the covenants set forth in this Section.

                                  ARTICLE 10.

                                Indemnification

       10.1   Survival; Etc.

              (a) Contents of this Agreement. The representations, warranties, covenants and agreements made in any Related Agreement, Exhibit or Disclosure Schedule shall be deemed representations, warranties, covenants and agreements made herein.

              (b) No Effect on Liability. None of (i) the consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) the delay or omission of any party to exercise any of its rights under this Agreement or any Related Agreement or (iii) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (A) affect the liability of the parties to one another for Breaches (defined below) of this Agreement or any Related Agreement or (B) prevent any party from relying on the representations or warranties contained in this Agreement or any Related Agreement.

       As used herein, a party's "Breach" shall mean any representation or warranty being untrue when made by such party, any breach of any of such party's covenants or agreements or any other cause of action against such party arising from this Agreement, the Related Agreements, any Exhibits hereto or thereto, the Disclosure Schedule or the transactions contemplated in any such document.

              (c) Survival. The representations and warranties of Buyer and the Sellers made in this Agreement or any Related Agreement shall survive the Closing and shall continue through April 30, 1998 except for the specific representations and warranties and for the periods set forth in Section 10.1(d) (Commencing Actions) below, which shall continue through the dates indicated therein.

              (d) Commencing Actions. If the Closing occurs, then any action against any party to this Agreement for misrepresentations herein that is not commenced pursuant to Section 10.7 (Dispute Resolution) on or before April 30, 1998 shall be deemed waived, and no person shall have any remedy against any party for any such misrepresentations; provided, however, that such actions by Buyer or Buyerparent against the Sellers for misrepresentations (i) in Section 6.4(b) (Tax Matters) shall be deemed waived if not commenced pursuant to Section 10.7 (Dispute Resolution) on or prior to December 31, 2003, and (ii) in Sections 6.4(c) (Litigation), 6.5(a) (Mortgage Banking Licenses and Qualifications), 6.5(b) (Mortgage Loans), 6.5(c) (Enforceability), 6.5(d) (Title to Certain Mortgage Loans; Mortgage Loan Conveyance Agreements), 6.5(e) (No Recourse), or 6.5(f) (Compliance with Mortgage Banking Regulations) shall be deemed waived if not commenced pursuant to Section 10.7 (Dispute Resolution) on or before December 31, 1999.

              (e) Allocation of Losses Among Sellers. Subject to the limitations on Losses contained in Section 10.3 (Limitations on Indemnities) herein, Calmac and the Jedinaks shall be responsible for paying (in the aggregate) 55% of any Losses and the DLJ Stockholders shall be responsible for paying 45% of any Losses; provided, however, that each Seller shall be 100% responsible for any Losses that arise out of a breach of a representation or warranty made by such Seller (other than the representations and warranties also made by the Company) and the Sellers not making such representation or warranty shall have no obligation with respect thereto. Without limiting the foregoing, the Company shall be jointly and severally liable for 100% of any Losses, subject to the limitations set forth in Section 10.3 (Limitations on Indemnities). Any amounts paid by the Company with respect to any Losses shall be deemed to have been paid 55% by the Jedinaks and 45% by the DLJ Stockholders.

       10.2   Indemnities.

              (a) Indemnification of Buyer and Buyerparent. Subject to the other provisions of this Article, after the Closing the Sellers shall jointly (but not severally) defend, indemnify and hold Buyer and Buyerparent, together with their respective directors, officers, employees, stockholders, subsidiaries, agents, advisors, attorneys, accountants, consultants and affiliates (collectively, the "Buyer Indemnitees"), harmless from and against, and promptly reimburse the

Buyer Indemnitees for, any loss, expense, damage, deficiency, liability, claim or obligation, including investigative costs, costs of defense, settlement costs (subject to approval as provided below) and attorneys' fees (collectively, "Losses") that any Buyer Indemnitee incurs or to which any Buyer Indemnitee becomes subject, which Losses arise out of or in connection with (i) any Breach by any Seller of this Agreement or any Related Agreement, (ii) any claim asserted by any third party that, assuming the truth thereof, would constitute a Breach by any Seller of this Agreement or any Related Agreement,
(iii) the Proceedings, whether or not listed on the Disclosure Schedule to
Section 6.4(c) (Litigation), (iv) any violation by any Subsidiary of any Consumer Credit Law on or prior to the Closing Date, or (v) the Retained Liabilities (irrespective of whether the facts and circumstances giving rise to any such Retained Liability are set forth on the Disclosure Schedule). Buyer agrees that the indemnification provided by this Section 10.2(a) (as limited by Section 10.3) shall be Buyer's sole and exclusive remedy for any Losses arising out of or in connection with this Agreement and the Related Agreements.

       The Sellers shall promptly pay to the Buyer Indemnitees the amount of all Losses after the amount of any such Loss and such Seller's liability therefor is established by (a) agreement in writing between Buyer and such Seller, or (b) arbitration pursuant to Section 10.7 (Dispute Resolution) (any Loss so determined is referred to herein as an "Established Loss"). If the Sellers do not pay to the Buyer Indemnitees the amount of any Established Loss on or before the 30th day after the determination described in item (a) or (b) above, then on the 31st day after each determination, the amount of the Established Loss payable by each delinquent Seller shall bear interest at a rate of interest per annum that shall, from day to day, equal the lesser of (i) the variable rate of interest published in the Money Rates section of the Wall Street Journal (or the comparable section of such newspaper) as the prime rate of interest on corporate loans at large United States money center commercial banks plus five percent (5%) and (ii) the maximum rate allowed under applicable law.

       The parties hereto acknowledge and agree that the Sellers' indemnification obligations under this Section are for the exclusive benefit of Buyer and Buyerparent, enforceable only by them, and such indemnification obligations shall not constitute rights or assets of any other person or entity.

              (b) Indemnification of the Sellers. Subject to the other provisions of this Article and after the Closing, Buyer shall defend, indemnify and hold the Sellers, together with their respective directors, officers, employees, stockholders, subsidiaries, agents, advisors, attorneys, accountants, consultants and affiliates (collectively, "Seller Indemnitees"), harmless from and against, and promptly reimburse them for, any Losses that any Seller Indemnitee incurs or to which any Seller Indemnitee becomes subject, which Losses arise out of or in connection with (i) any Breach by Buyer of this Agreement or any Related Agreement, (ii) any claim asserted by any third party that, assuming the truth thereof, would constitute a Breach by Buyer of this Agreement or any Related Agreement and (iii) the operation of the Mortgage Business on or after the Closing.

       Buyer shall promptly pay to the Seller Indemnitees the aggregate amount of all Losses after the amount of any such Loss and Buyer's liability therefor is established by (a) agreement in writing between the Sellers and Buyer or (b) arbitration pursuant to Section 10.7 (Dispute Resolution) (any Loss so determined is referred to herein as an "Established Seller Loss"). If Buyer does not pay to the Seller Indemnitees the aggregate amount of any Established Seller Loss on or before the 30th day after the determination described in item
(a) or (b) above, then on the 31st day after such determination, the amount of the Established Seller Loss shall bear interest at a rate of interest per annum that shall, from day to day, equal the lesser of (i) the variable rate of interest published in the Money Rates section of the Wall Street Journal (or the comparable section of such newspaper) as the prime rate of interest on corporate loans at large United States money center commercial banks plus five percent (5%) and (ii) the maximum rate allowed under applicable law.

              (c) Duty to Mitigate; Insurance. Buyer Indemnitees and Seller Indemnitees shall use commercially reasonable efforts to mitigate Losses, including without limitation by adjusting interest rates and terms of mortgage loans to a commercially reasonable extent or by refinancing loans on commercially reasonable terms under commercially appropriate circumstances. Buyer shall use commercially reasonable efforts to recover insurance that may be available to Buyer in request of Losses incurred by any Buyer Indemnitee; provided, however, that Buyer shall not be required to delay recovering indemnification hereunder by virtue of the possibility that such insurance proceeds may be recovered. If any Seller indemnifies any Buyer Indemnitee for any Loss that may be covered by insurance of Buyer, then upon such Seller's reasonable request Buyer shall assign to such Seller (without warranty) Buyer's right (if any) to recover under such insurance for such Loss (up to the amount actually paid as indemnity by such Seller).

       10.3   Limitations on Indemnities.

              (a) Materiality. Notwithstanding anything to the contrary in this Article, (i) neither the Buyer nor the Sellers shall have any indemnification obligation for any individual Loss with a value of less than $10,000 (provided, however, this limitation shall not apply to any such Loss in respect of any Recourse Mortgage Loan) and (ii) neither Buyer nor the Sellers shall have any indemnification obligations for individual Losses with values of at least $10,000 (and Losses incurred by Buyer under $10,000 in respect of any Recourse Mortgage Loan) until the beneficiaries of such indemnity collectively have incurred such Losses with an aggregate value of at least $500,000. The first $500,000 of such Losses described in Section 10.3(a)(ii) incurred by Buyer shall be deemed a one-time basket for which Buyer and Buyerparent shall not be entitled to seek indemnification from Sellers. The first $500,000 of such Losses described in Section 10.3(a)(ii) incurred by the Sellers (excluding Losses incurred by Sellers resulting from a breach by Buyer of subsections (a),
(b) or (c) of Section 9.6 (Employees), as to which the limitation in this
Section 10.3(a) shall not apply) shall be deemed a one-time basket for which the Sellers shall not be entitled to seek indemnification from Buyer. For purposes of this Article, all Losses from multiple claims in an action, arbitration, audit, hearing investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) shall be aggregated and the aggregate amount of such Losses shall be deemed to be an individual Loss under this Section.

              (b)    Cap.

                     (i) Notwithstanding anything to the contrary in this Article, the maximum aggregate indemnification obligation of the Sellers is $10,000,000 (the "Maximum Indemnified Amount") allocated in accordance with
Section 10.1(e).

                     (ii) Notwithstanding anything to the contrary in this Article (other than Section 10.3(c) (Exclusions) below), Buyer shall not have any liability to the Sellers for indemnifiable Losses after Buyer has paid to the Sellers in the aggregate the sum of $10,000,000 as indemnity pursuant to claims made under Section 10.2(b) (Indemnification of the Sellers) for Losses incurred by the Sellers.

              (c) Exclusions. The limitations in this Section shall not apply to claims for (i) Sellers' failure to deliver possession or title to the Acquired Assets, as provided herein, (ii) fraud by any Seller in connection with the consummation of the transactions described herein, which fraud is determined by a trier of fact pursuant to Section 10.7 (Dispute Resolution) below.

       10.4   Notice and Opportunity to Defend.

              (a) Notice, Etc. If any party (the "Indemnified Party") receives notice of any third-party claim or commencement of any third-party action or proceeding (an "Asserted Liability") with respect to which any other party (an "Indemnifying Party") is obligated to provide indemnification pursuant to Section 10.2(a) (Indemnification of Buyer and Buyerparent) or
Section 10.2(b) (Indemnification of the Sellers), the Indemnified Party shall promptly give all Indemnifying Parties notice thereof. The Indemnified Party's failure so to notify an Indemnifying Party shall not cause the Indemnified Party to lose its right to indemnification under this Article, except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend against an Asserted Liability that such Indemnified Party has the right to defend against hereunder (and except as otherwise set forth in this Article). Such notice shall describe the Asserted Liability in reasonable detail, and if practicable shall indicate the amount (which may be estimated) of the Losses that have been or may be asserted by the Indemnified Party. Each of the Indemnifying Parties may defend against an Asserted Liability on behalf of the Indemnified Party utilizing counsel reasonably acceptable to the Indemnified Party, unless (i) the Indemnified Party reasonably objects to such assumption on the grounds that counsel for such Indemnifying Parties cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest or because there may be defenses available to the Indemnified Party that are not available to such Indemnifying Parties, (ii) the Indemnifying Party is not capable (by reason of insufficient financial capacity, bankruptcy, receivership, liquidation, managerial deadlock, managerial neglect or similar events) of maintaining a reasonable defense of such action or proceeding, or (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnified Party.

              (b) Defense Costs. If any Indemnifying Party defends an Asserted Liability, it shall do so at its own expense and shall not be responsible for the costs of defense, investigative costs, attorney's fees or other expenses incurred to defend the Asserted Liability (collectively, "Defense Costs") of the Indemnified Party (which may continue to defend, at its own expense). Notwithstanding the foregoing, if the person or entity asserting the Asserted Liability against the Indemnified Party claims or seeks amounts in excess of the amount set forth in Section 10.3(b) (Cap), then the Indemnifying Party shall remain liable for the Costs of Defense incurred by the Indemnified Party, notwithstanding the limitation contained in Section 10.3(b) (Cap). If the Indemnified Party assumes the defense of an Asserted Liability by reason of clauses (i), (ii) or (iii) of Subsection (a) above, or because the Indemnifying Party has not elected to assume the defense, then such Indemnifying Party shall indemnify the Indemnified Party for its Defense Costs; provided, however, the Indemnifying Parties shall not be liable for the costs of more than one counsel for all Indemnified Parties in any one jurisdiction. An Indemnifying Party may settle any Asserted Liability only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

              (c) Third Party Claims. The parties shall reasonably cooperate and cause their respective Representatives to reasonably cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date with respect to which indemnification is not available (for any reason) under this Article; provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such reasonable cooperation.

       10.5 Delays or Omissions, Etc.. Except as provided in Section 10.1 (Survival; Etc.) and Section 10.4(a) (Notice, Etc.), no delay or omission to exercise any right, power or remedy inuring to any party upon any breach or default of any party under this Agreement or any Related Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Neither the exercise of nor the failure to exercise any remedy under this Agreement or any Related Agreement will constitute an election of remedies or limit in any manner enforcement of any remedies. All remedies either under this Agreement or any Related Agreement or by law or otherwise afforded to the parties shall be cumulative and not alternative.

       10.6 Governing Law; Attorneys' Fees. This Agreement and the Related Agreements shall be governed by, construed, interpreted and applied in accordance with the laws of the State of California, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

       Subject to Section 10.7 (Dispute Resolution), each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in Orange County, California and, if such court does not have jurisdiction, of the courts of the State of California in Orange County, for the purposes of any action arising out of this Agreement or any of the Related Agreements, or the subject matter hereof or thereof, brought by any other party.

       Calmac and the Jedinaks each agree that until December 31, 2003, service of all writs, process and summonses in any suit, action arbitration or proceeding brought in the United States under this Agreement or any Related Agreement to which Calmac or either Jedinak is a party may be made upon CT Corporation at its offices located at One East First Street, Reno, Nevada, 89501 (or any subsequent address of CT Corporation) and the Jedinaks each hereby irrevocably appoint CT Corporation at its offices located at One East First Street, Reno, Nevada, 89501 (or any subsequent address of CT Corporation) their respective true and lawful attorney-in-fact in their name, place and stead to accept such service of any and all such writs, process and summonses, and agree that the failure of CT Corporation to give each of Calmac and the Jedinaks any notice of such service of process shall nor impair or affect the validity of such service or of any judgment based thereon.

       Subject to Section 10.7 (Dispute Resolution), to the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement or any Related Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

       The prevailing party in any action or proceeding relating to this Agreement or any Related Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

       10.7   Dispute Resolution.

              (a) Arbitration. All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement (including without limitation this Article 10) or the Related Agreements as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, or breach, shall be submitted to arbitration pursuant to the following procedures:

                     (i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

                     (ii) Within 30 days after receipt of such demand, the other party shall, in a written notice delivered to the other party, name such party's arbitrator (who shall be an impartial person). If such party fails to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the "AAA"). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the methods set forth in this Section for the original appointment of such arbitrator.

                     (iii) Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Orange County, California at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing, the substantive laws of the State of California (excluding conflict of laws provisions) shall apply.

                     (iv) The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the written award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant hereto shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

                     (v) Except as set forth in Section 10.7(b) (Emergency Relief), the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or any of the Related Agreements. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement or the Related Agreements.

       Neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party. Notwithstanding the foregoing, the parties acknowledge that Buyer and Buyerparent may disclose the existence or results of an arbitration hereunder, as well as information otherwise required to be disclosed by deposition, subpoena or other court or governmental action in connection with Buyer's and Buyerparent's obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and in connection with Buyer's and Buyerparent's registration of offerings of securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              (b)    Emergency Relief.  Notwithstanding anything in this
Section 10.7 (Dispute Resolution) to the contrary and subject to the provisions of Section 10.6 (Governing Law; Attorneys' Fees), either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

                                  ARTICLE 11.

                                 Miscellaneous

       11.1 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the written consent of all other parties; provided, however, Buyer may assign all of its rights and obligations hereunder to one of its Affiliates with net a worth greater than or equal to that of Buyer; and further provided that prior to the Closing no assignment may be made except to an Affiliate with sufficient funds to satisfy Buyer's obligations under this Agreement.

       11.2 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) and the Related Agreements constitute the full and entire understanding and agreement between the parties and supersede any other agreement, written or oral, with regard to the subject matter hereof. This Agreement supersedes (i) that certain Letter of Intent dated August 28, 1996 among certain of the parties hereto (the "Letter of Intent") and (ii) any preexisting agreement regarding confidentiality between any of the parties hereto. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

       11.3 Press Release. Prior to the Closing, none of the parties hereto, nor any of their Representatives shall, without the prior written consent of the others, which shall not be unreasonably withheld, make any statement, public announcement or release to the press or any other third party with respect to their discussions or this Agreement or permit any of its employees or agents to make any such statement, announcement or release, until such time as either party may be required by law, regulation or order to make disclosure.

       The parties hereto also agree to notify each other promptly of any disclosure with respect to such discussions or this Agreement which is required by law, regulation or otherwise and to coordinate the disclosure of any information so required. If any party to this Agreement becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the information described in this Section, then such party will give the other parties prompt notice to that effect, and will cooperate with the other parties if the other parties seek to obtain a protective order concerning the information described in this Section. The legally compelled party will disclose only such information as its counsel shall advise is legally required.

       Notwithstanding the foregoing, the parties acknowledge that Buyer and Buyerparent may disclose these discussions and this Agreement in connection with Buyer's and Buyerparent's obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and in connection with Buyer's and Buyerparent's registration of offerings of securities under the Securities Act, and the rules and regulations promulgated thereunder.

       11.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy (with hardcopy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.


       If to Calmac:                     P.O. Box 19060
                                         Las Vegas, Nevada  89132
                                         Attention:    Russell Jedinak
                                                       Rebecca Jedinak
                                         (702) 732-7997 (fax)

       with a copy to:                   Mayer, Brown & Platt
                                         350 South Grand Avenue
                                         Los Angeles, CA  90071
                                         Attention: Ken Kohler
                                         (213) 625-0248 (fax)

       If to the DLJ Stockholders:       c/o DLJ
                                         277 Park Avenue
                                         New York, NY  10172
                                         Attention: Counsel's Office
                                         (212) 892-7272 (fax)



       with a copy to:                   Latham & Watkins
                                         Suite 5800
                                         233 South Wacker Drive

                                              Chicago, IL  60606-6401
                                              Attention:    Mark A. Stegemoeller
                                              (312) 993-9767 (fax)

                                              and

                                              Latham & Watkins
                                              650 Town Center Drive, 20th floor
                                              Costa Mesa, CA 92626
                                              Attention: Cary K. Hyden
                                              (714) 755-8290 (fax)


       If to the Jedinaks:                    c/o Calmac Funding
                                              P.O. Box 19060
                                              Las Vegas, NV 89132
                                              (702) 732-7997 (fax)

       with a copy to:                        Mayer, Brown & Platt
                                              350 South Grand Avenue
                                              Los Angeles, CA  90071
                                              Attention: Ken Kohler
                                              (213) 625-0248 (fax)

       If to the Company (prior to Closing):  16800 Aston Street
                                              Irvine, CA  92606
                                              Attention: President
                                              (714) 440-1996 (fax)

       If to the Company (after Closing):     P.O. Box 19060
                                              Las Vegas, Nevada  89132
                                              Attention: Russell Jedinak
                                              Rebecca Jedinak
                                              (702) 732-7997 (fax)

                                              and

                                              c/o DLJ
                                              277 Park Avenue
                                              New York, NY  10172
                                              Attention: Counsel's Office
                                              (212) 892-7272 (fax)

       If to Buyer:                               c/o AMRESCO, INC.
                                                  Suite 2400
                                                  700 North Pearl Street
                                                  Dallas, TX  75201
                                                  Attention: General Counsel
                                                  (214) 753-7757 (fax)

       with a copy to:                            Haynes and Boone, LLP
                                                  Suite 3100
                                                  901 Main Street
                                                  Dallas, Texas  75202
                                                  Attention: William L. Boeing
                                                  (214) 651-5940 (fax)


       11.5 No Third Party Beneficiary, Etc. There shall be no third party beneficiary of this Agreement, except that Buyerparent shall be entitled to the benefits of this Agreement as though a party hereto. Neither the availability of, nor any limit on, any remedy hereunder limit the remedies of any party hereto against third parties. Buyer's assumption of the Assumed Contracts and the Assumed Liabilities shall not create any right of third parties against Buyer relating to events occurring prior to the Closing.

       11.6 Reformation; Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If such provision is not capable of reformation, it shall be severed from this agreement and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

       11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

       11.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. References to "Sections" herein are references to sections of this Agreement. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

       11.9 Power of Attorney. Effective upon the Closing Date, the Company hereby irrevocably constitutes and appoints Buyer and its successors, assigns and designees as its true and lawful attorney-in-fact, with full power of substitution, in the name of Buyer or Sellers, on behalf of and for the benefit of Buyer, to collect all accounts receivable and other items being transferred, conveyed and assigned to Buyer as provided herein; to endorse, without recourse, checks, notes and other instruments relating to the Acquired Assets in the name of Sellers (subject to Article 10 hereof); to institute and prosecute, in the name of Sellers, all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; to defend and compromise any and all actions, suits or proceedings in respect of any of the Acquired Assets; and to do all such acts and things in relation to the Acquired Assets as Buyer may deem advisable. Sellers agree that the foregoing powers are coupled with an interest and shall be irrevocable by Sellers. Sellers further agree that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers. If Sellers receive any payments on account of the Acquired Assets to which Buyer is entitled hereunder, Sellers shall promptly notify Buyer thereof, hold such amounts to which Buyer is entitled in trust for Buyer and promptly transfer and deliver to Buyer any cash or other property received by Sellers, directly or indirectly, at any time after the Closing Date in respect of any accounts receivable or otherwise relating to the assets, properties, rights or businesses transferred, conveyed and assigned to Buyer as provided herein. If Buyer receives any payments to which Sellers are entitled hereunder, Buyer shall promptly notify the Sellers thereof, hold such amounts to which Sellers are entitled in trust for the Sellers and promptly transfer and deliver to the Sellers any such cash or other such property received by Buyer.

       11.10 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the Related Agreements and the transactions contemplated herein or therein, including without limitation all fees and expenses of agents, representatives, counsel and accountants. The Sellers shall not utilize assets of the Company or any Subsidiary to pay such expenses.

                                   * * * * *

       This Agreement has been executed and delivered as of the date first written above.


                                     The Company:

                                     Quality Mortgage USA, Inc.


                                     By: /s/ JUDE LOPEZ
                                       -----------------------------------
                                         Jude Lopez
                                         Vice President


                                     The Stockholders:
                                     ----------------

                                     Calmac Funding


                                     By: /s/ RUSSELL M. JEDINAK
                                       -----------------------------------
                                         Russell M. Jedinak
                                         President

                                     DLJ Mortgage Capital, Inc.


                                     By: /s/ LEON M. POLLACK
                                       -----------------------------------
                                         Leon M. Pollack
                                         President


                                     DLJ Quality Partners, L.P.

                                     By:  DLJ Mortgage Capital, Inc.,
                                          General Partner

                                     By: /s/ LEON M. POLLACK
                                       -----------------------------------
                                         Leon M. Pollack
                                         President

                                      The Jedinaks:
                                      ------------

                                      Russell M. Jedinak

                                      /s/ RUSSELL M. JEDINAK
                                      ---------------------------------


                              Spouse: /s/ REBECCA JEDINAK
                                      ---------------------------------
                                      Rebecca Jedinak


                                      Rebecca Jedinak

                                      /s/ REBECCA JEDINAK
                                      ---------------------------------

                              Spouse: /s/ RUSSELL M. JEDINAK
                                      ---------------------------------
                                      Russell M. Jedinak



                              Buyer:
                              -----

                              AMRESCO Residential Mortgage Corporation


                                  By: /s/ SCOTT J. READING
                                      ---------------------------------
                                      Scott J. Reading
                                      President

                                 EXHIBIT 1.1(a)

       Acquired Assets. The Acquired Assets include, without limitation, the following items:

              A. the Subsidiaries (including Express), as evidenced by certificates representing all the issued and outstanding shares of capital stock of each such Subsidiary, duly endorsed for transfer to Buyer;

              B. the Mortgage Loans, with the underlying Notes duly endorsed for assignment, with all servicing rights released to Buyer held by the Company or any Subsidiary on the Closing Date;

              C. all furniture, furnishings, fixtures, equipment (including office equipment), machinery, appliances, parts, computer hardware, automobiles and trucks and all other tangible personal property of every description and kind and all replacement parts therefor, including without limitation any of the foregoing that has been fully depreciated and any such items stored or utilized at the Jamboree Property (collectively, the "Equipment"), including, but not limited to, the items referenced on Schedule 1.1C hereto (which will be furnished prior to the Closing), and all inventory of goods and supplies used or maintained in connection with the Mortgage Business or located on any of the Real Property or the Leased Premises, including, but not limited to, order forms, loan applications, billing forms, letterhead, consumables and office supplies;

              D. all Real Property (including real estate owned), including, but not limited to, the Real Property described on Schedule 1.1D hereto (which will be furnished prior to the Closing), including the structures and improvements located therein and all fixtures and fixed assets attached thereto or located therein, including machinery and equipment situated thereon or forming a part thereof, together with all appurtenances, easements, rights-of-way and other rights or interests related thereto and the leasehold interests and leasehold improvements in the Leased Premises, including, but not limited to, the Leased Premises described on Schedule 1.1D hereto;

              E. all leasehold interests and leasehold improvements created by all leases of personal property;

              F.     all Accounts Receivable, instruments and chattel paper;

              G. all deposits (including the funds deposited in respect of the Jamboree Property lease) and rights with respect thereto;

              H. to the extent transferrable, all licenses (including without limitation the Licenses, but excluding mortgage lending licenses held by the Company), permits, registrations, certificates, consents, accreditations, approvals and franchises, together with assignments thereof, if required, and all waivers, if any, of any requirements pertaining to the above-listed items, to the extent they are legally transferable by the Company;

              I.     the Intellectual Property;

              J.     the Assumed Contracts;

              K.     all customer lists, customer records and information;

              L. all books and records, including without limitation payroll, employee benefit, accounts receivable and payable, maintenance, and asset history records, ledgers, and books of original entry, all insurance records and OSHA and EPA files;

              M. all rights in connection with prepaid expenses with respect to the Acquired Assets;

              N. all letters of credit issued to the Company or any Subsidiary;

              O. all computer software and programs, including all documentation, machine readable codes, printed listings of codes, source codes with respect to such software and programs and licenses and leases of software;

              P. all sales and other data, policies and procedures, files and records, manuals, invoices, customer lists, client lists, broker lists, accounting records, business records, operating data and other data, sales and promotional materials, catalogues and advertising literature, but excluding audio and video recordings of presentations in which a Jedinak is a primary speaker;

              Q. all telephone numbers of the Company and the Subsidiaries and all lock boxes to which the Company's and the Subsidiaries' account debtors remit payments;

              R. all cash on hand and in banks, cash equivalents (exclusive of letters of credit issued by customers of the Company and the Subsidiaries), investments, and cash in transit to the Company's and the Subsidiaries' bank accounts;

              S. any right (other than those relating to any Retained Liability that does not also constitute a Loss that is indemnifiable by the Sellers) the Company or any Subsidiary has, had or may have to recover against persons who are not parties to this Agreement for any event or circumstance for which Buyer or Buyerparent could seek indemnification pursuant to Section 10.2(a) (Indemnification of Buyer and Buyerparent), including but not limited to rights of the Company or any Subsidiary under insurance policies, rights of indemnification, rights of contribution, joint and several liability, strict liability, contributory negligence or other rights ("Recovery Rights"). Recovery Rights include but are not limited to rights to recover under insurance policies or other contracts or from other parties for environmental damages at the Real Property or Leased Premises, products liabilities, failures of title, business interruptions or warranty claims;

              T. All subordinate and residual certificates from DLJ's securitizations of mortgage loans purchased from the Company and the Subsidiaries prior to the Closing Date;

              U. special servicing rights and rights to prepayment penalties on all Mortgage Loans serviced by Wendover;

              V. prepayment penalties, late payment fees and other fees and charges relating to the DLJ Mortgage Acceptance Corp. Mortgage Pass-Through Certificates, Series 1996-QB and 1996-QJ;

              W.     all keys to any Real Property and Licensed Premises;

              X. all plans and surveys, plats, specifications, engineer's drawings and architectural renderings and similar items related to the Acquired Assets, including, without limitation, those relating to utilities, easements and roads; and

              Y. all accounts receivable in respect of advances by the Company on loans held in securitizations or in foreclosure;

              Z.     all accrued but unpaid interest receivable on Mortgage
                     Loans; and

              AA. all funds held in escrow by the Company on serviced loans in trust or otherwise.

                                 EXHIBIT 1.1(b)

       Retained Assets.   The Retained Assets shall consist of the following:

              A. The Company's corporate charter, minute and stock record books, and corporate seal;

              B. To the extent receivable after the Closing Date, all prepayment penalties and late payment fees coming due on all Mortgage Loans included in all of DLJ's securitizations of Mortgage Loans purchased from the Company and the Subsidiaries prior to the Closing Date, excluding those relating to the DLJ Mortgage Acceptance Corp. Mortgage Pass-Through Certificates, Series 1996-QB and 1996- QJ;

              C. any software for which a license is required and in respect of which the Company or any Subsidiary does not hold a proper license;

              D. Any federal or state tax refunds relating to the Company's tax returns or Express' tax returns for the periods ending on or before the Closing Date.

              E. Any insurance proceeds received by the Company or any of the Subsidiaries with respect to any Retained Assets or any of the Subsidiaries with respect to any Retained Assets or Retained Liabilities.

              F. All loan files for (i) mortgage loans which are funded and sold or securitized prior to the Closing Date and (ii) inactive and unfunded mortgage loans.

              G. All files, bound volumes and closing binders relating to closed mortgage loan sales and securitizations by DLJ Mortgage Acceptance Corp. Copies of the files, bound volumes and closing binders relating to the DLJ Mortgage Acceptance Corp. - Mortgage Pass-Through Certificates, Series 1996-QB and QJ will be provided to Buyer.

              H. Records Management and Service Agreement dated as of May 12, 1993 by and between the Company and Iron Mountain.

                                  EXHIBIT 1.2


       Assumed Liabilities. The Assumed Liabilities shall consist of the following:

              A. All operating payables created in the ordinary course of business (excluding payables in respect of Taxes incurred or accrued prior to October 1, 1996) incurred or accrued on or prior to the Closing Date (other than the pre-Closing obligations excluded from item B below);

              B. All obligations under the Assumed Contracts (other than liabilities, claims, contracts or obligations of any nature whatsoever, whether known, unknown, absolute, accrued or contingent, or otherwise which the Company is, or could become, subject to or liable for, that arise out of the Company's nonperformance or breach of, or misrepresentation under, the Assumed Contracts prior to the Closing Date); and

              C. All sales or transfer taxes payable with respect to the transactions contemplated in this Agreement or the Related Agreements to which Buyer is a party.

       Assumed Contracts. The Assumed Contracts shall consist of the following:

                     [see the attached list]

                                 EXHIBIT 2.2(a)

                      GENERAL ASSIGNMENT AND BILL OF SALE


         GENERAL ASSIGNMENT AND BILL OF SALE dated as of October ___, 1996, from QUALITY MORTGAGE USA, INC., a California corporation (the "Seller") to AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer").

                                   RECITALS:

         A. Seller, certain other parties and Buyer have previously entered into an Asset Purchase Agreement dated as of October 9, 1996 (the "Asset Purchase Agreement").

         B. Pursuant to the Asset Purchase Agreement, Seller has agreed to sell and convey to Buyer the Acquired Assets (herein so called) set forth on
Exhibit 1.1 attached hereto.

         C.      This Bill of Sale is executed and delivered pursuant to
Section 2.2(a) of the Asset Purchase Agreement.

                              W I T N E S S E T H

         In consideration of the premises and agreements contained herein and in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby act and agree as follows:

         1. CONVEYANCE OF ASSETS. Seller hereby grants, bargains, sells, conveys, transfers, assigns, sets over and delivers unto Buyer and its successors and assigns the Acquired Assets that are not Real Property (as defined and described in the Asset Purchase Agreement), TO HAVE AND TO HOLD the Acquired Assets that are not Real Property and all rights, titles and interests therein with all appurtenances thereto, unto Buyer, its successors and assigns forever.

         2. ADDITIONAL RIGHTS AND OBLIGATIONS OF THE PARTIES. Seller and Buyer hereby agree and acknowledge that this Bill of Sale is being entered into and delivered pursuant to and subject to the terms and conditions set forth in the Asset Purchase Agreement, that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Bill of Sale shall not impair or diminish any of the rights or obligations of any of the parties to the Asset Purchase Agreement, as set forth therein.

         3. COUNTERPARTS. This Bill of Sale may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Bill of Sale. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

         4. DESCRIPTIVE HEADINGS. The titles of the paragraphs and subparagraphs of this Bill of Sale are for convenience of reference only and are not to be considered in construing this Bill of Sale. References to "Sections" herein are references to sections of this Bill of Sale. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Bill of Sale as a whole and not to any particular Article, Section or other subdivision.

         5. REASONABLE EFFORTS; COOPERATION. The parties shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions contained herein and to cooperate with each other in connection with the foregoing.

         6. FURTHER ASSURANCES. From time to time, as and when requested by Buyer, Seller shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes set forth herein, without unreasonable expense to Seller.

         7.      GOVERNING LAW.   This Bill of Sale shall be governed by,
construed, interpreted and applied in accordance with the laws of the State of California, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

         Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in Orange County, California and, if such court does not have jurisdiction, of the courts of the State of California in Orange County, for the purposes of any action arising out of this Bill of Sale or the subject matter hereof, brought by any other party.

         To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above- named courts, (ii) that the action is brought in an inconvenient forum,
(iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or
(v) that this Bill of Sale or the subject matter hereof may not be enforced in or by such courts.

         The prevailing party in any action or proceeding relating to this Bill of Sale shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

         8. BINDING EFFECT. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Bill of Sale may not be assigned without the written consent of all other parties; provided, however, Buyer may assign all of its rights and obligations hereunder to one of its Affiliates.

         9. DEFINITIONS. Capitalized terms not expressly defined in this Bill of Sale shall have the meanings assigned to them in the Asset Purchase Agreement.

                                   * * * * *

         This Bill of Sale has been executed as of the date first written above.

                                             Sellers:
                                             -------

                                             QUALITY MORTGAGE USA, INC.


                                             By:
                                                -------------------------------
                                             Printed Name:
                                                          ---------------------
                                             Title:
                                                   ----------------------------


                                             Buyer:
                                             -----

                                             AMRESCO Residential Mortgage
                                             Corporation


                                             By:
                                                -------------------------------
                                             Printed Name:
                                                          ---------------------
                                             Title:

                               EXHIBIT 2.2(f)(1)

                       THE COMPANY'S CLOSING CERTIFICATE

       This Closing Certificate (the "Certificate") is delivered pursuant to
Section 2.2(f) (Closing Certificates) of that certain Asset Purchase Agreement (the "Agreement") entered into as of October 9, 1996, by and among AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer"), on the one hand, and Quality Mortgage USA, Inc., a California corporation (the "Company"); the stockholders of the Company: Calmac Funding, a Nevada corporation ("Calmac"), DLJ Mortgage Capital, Inc., a Delaware corporation ("DLJ") and DLJ Quality Partners, L.P., a Delaware limited partnership ("DLJ Partners" and together with DLJ, the "DLJ Stockholders"); and Russell Jedinak and Rebecca Jedinak, residents of Las Vegas, Nevada and the sole stockholders of Calmac (collectively, the "Jedinaks"), on the other hand. Calmac and the DLJ Stockholders are sometimes collectively referred to herein as the "Stockholders." The Company, the Stockholders and the Jedinaks are sometimes collectively referred to herein as the "Sellers." The undersigned hereby certifies, and represents and warrants to Buyer and AMRESCO, INC., a Delaware corporation ("Buyerparent"), as follows:

       1      Representations.  The representations made by the Company in the
Agreement are true and correct in all respects as of the date hereof, except as affected by the transactions contemplated by the Agreement or the Related Agreements (as defined in the Agreement).

       2      Covenants.  The Sellers in all respects have performed or
complied with, and have caused the Company and the Subsidiaries to perform or comply with, each covenant and agreement to be performed by each of them on or prior to the Closing Date (as defined in the Agreement) under the Agreement or any Related Agreement.

       Executed as of             , 1996.
                      --------- --
                           Quality Mortgage USA, Inc.


                                     By:
                                        ------------------------------------
                                     Printed Name:
                                                  --------------------------
                                     Title:
                                           ---------------------------------

                               EXHIBIT 2.2(f)(2)

                     DLJ STOCKHOLDERS' CLOSING CERTIFICATE

       This Closing Certificate (the "Certificate") is delivered pursuant to
Section 2.2(f) (Closing Certificates) of that certain Asset Purchase Agreement (the "Agreement") entered into as of October 9, 1996, by and among AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer"), on the one hand, and Quality Mortgage USA, Inc., a California corporation (the "Company"); the stockholders of the Company: Calmac Funding, a Nevada corporation ("Calmac"), DLJ Mortgage Capital, Inc., a Delaware corporation ("DLJ") and DLJ Quality Partners, L.P., a Delaware limited partnership ("DLJ Partners" and together with DLJ, the "DLJ Stockholders"); and Russell Jedinak and Rebecca Jedinak, residents of Las Vegas, Nevada and the sole stockholders of Calmac (collectively, the "Jedinaks"), on the other hand. Calmac and the DLJ Stockholders are sometimes collectively referred to herein as the "Stockholders." The Company, the Stockholders and the Jedinaks are sometimes collectively referred to herein as the "Sellers." The undersigned hereby certify, and represent and warrant to Buyer and AMRESCO, INC., a Delaware corporation ("Buyerparent"), as follows:

       1      Representations.  The representations made by the DLJ
Stockholders in the Agreement are true and correct in all respects as of the date hereof, except as affected by the transactions contemplated by the Agreement or the Related Agreements (as defined in the Agreement).

       2      Covenants.  The Sellers in all material respects have performed or complied with, and have caused the Company and the Subsidiaries to perform or comply with, each covenant and agreement to be performed by each of them on or prior to the Closing Date (as defined in the Agreement) under the Agreement or any Related Agreement.

       Executed as of             , 1996.
                     ---------- --

                                     DLJ Mortgage Capital, Inc.



                                     By:
                                        ------------------------------------
                                     Printed Name:
                                                  --------------------------
                                     Title:
                                           ---------------------------------


                                     DLJ Quality Partners, L.P.


                                     By:
                                        ------------------------------------
                                     Printed Name:
                                                  --------------------------
                                     Title:
                                           ---------------------------------

                               EXHIBIT 2.2(f)(3)

                 CALMAC'S AND THE JEDINAK'S CLOSING CERTIFICATE

       This Closing Certificate (the "Certificate") is delivered pursuant to
Section 2.2(f) (Closing Certificates) of that certain Asset Purchase Agreement (the "Agreement") entered into as of October 9, 1996, by and among AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer"), on the one hand, and Quality Mortgage USA, Inc., a California corporation (the "Company"); the stockholders of the Company: Calmac Funding, a Nevada corporation ("Calmac"), DLJ Mortgage Capital, Inc., a Delaware corporation ("DLJ") and DLJ Quality Partners, L.P., a Delaware limited partnership ("DLJ Partners" and together with DLJ, the "DLJ Stockholders"); and Russell Jedinak and Rebecca Jedinak, residents of Las Vegas, Nevada and the sole stockholders of Calmac (collectively, the "Jedinaks"), on the other hand. Calmac and the DLJ Stockholders are sometimes collectively referred to herein as the "Stockholders." The Company, the Stockholders and the Jedinaks are sometimes collectively referred to herein as the "Sellers." The undersigned hereby certifies, and represents and warrants to Buyer and AMRESCO, INC., a Delaware corporation ("Buyerparent"), as follows:

       1      Representations.  The representations made by Calmac and the
Jedinaks in the Agreement are true and correct in all respects as of the date hereof, except as affected by the transactions contemplated by the Agreement or the Related Agreements (as defined in the Agreement).

       2      Covenants.  The Sellers in all material respects have performed or complied with, and have caused the Company and the Subsidiaries to perform or comply with, each covenant and agreement to be performed by each of them on or prior to the Closing Date (as defined in the Agreement) under the Agreement or any Related Agreement.

       Executed as of             , 1996.
                      --------- --

                              Calmac Funding, Inc.


                                     By:
                                        ------------------------------------
                                     Printed Name:
                                                  --------------------------
                                     Title:
                                           ---------------------------------

                                       Russell Jedinak

                                       --------------------------------------

                                        Spouse:
                                               ------------------------------
                                               Rebecca Jedinak


                                       Rebecca Jedinak

                                       --------------------------------------

                                        Spouse:
                                               ------------------------------
                                               Russell Jedinak

                               EXHIBIT 2.2(m)(1)

                   OPINION OF MAYER, BROWN & PLATT TO SELLERS


         The Opinion Letter may be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991). Capitalized terms used but not described herein shall have the meanings assigned thereto in the Asset Purchase Agreement (the "Agreement").

1. The Company, Calmac and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own its properties and to engage in its business as presently conducted or contemplated. [Reference may be made to an agreed- upon description of the business.]

2. The Agreement has been duly authorized by all necessary corporate action on behalf of the Company and Calmac and has been duly executed and delivered by the Company, Calmac, Russell Jedinak and Rebecca Jedinak. Each Related Agreement has been duly authorized by all necessary corporate action on behalf of (as applicable) the Company and Calmac and has been duly executed and delivered by (as applicable) the Company, Calmac, Russell Jedinak and Rebecca Jedinak. [Legal capacity of natural persons may be assumed.]

3. The Agreement is a valid and binding obligation of the Company, Calmac, Russell Jedinak and Rebecca Jedinak, enforceable against the Company, Calmac, Russell Jedinak and Rebecca Jedinak in accordance with its terms. Each Related Agreement is a valid and binding obligation of the Company, Calmac, Russell Jedinak and Rebecca Jedinak (as applicable), enforceable against the Company, Calmac, Russell Jedinak and Rebecca Jedinak in accordance with the respective terms of such agreements.

4. The authorized capital stock of each Subsidiary consists of _____ shares of common stock, ____ par value, of which _____ shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Subsidiaries (the "Stock") have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of the Stock were issued in violation of preemptive rights of any person or entity. There are no outstanding preemptive, conversion or other rights, or other options, warrants or agreements granted by, issued by, or binding upon, any Subsidiary for the issuance, purchase, redemption or acquisition of its equity securities. No person or entity (including any holder of outstanding shares of capital stock of any Subsidiary) has any preemptive or other rights to subscribe for or otherwise acquire any shares of capital stock of any Subsidiary. [The first two sentences may be based on counsel's review of the relevant corporate records. The remainder may be based on such records and on officer's certificates signed by senior executive officers of Quality Mortgage USA, Inc.]

5. The Company owns of record all of the Stock. Upon the delivery to Buyer of certificates representing the Stock and upon consummation of the transactions described in the Agreement, the Buyer will acquire good and valid title to all of the Stock, free and clear of all adverse claims. [The elements of Buyer's bona fide purchaser status and Buyer's lack of knowledge of adverse claims may be assumed.]

6. Neither the execution and delivery of the Agreement or any Related Agreement to which the Company, Calmac, Russell Jedinak or Rebecca Jedinak is a party, nor the consummation of any or all of the transactions contemplated thereby (a) violates any provision of the certificate of incorporation or bylaws (or other governing instrument) of the Company, Calmac or any Subsidiary, (b) after giving effect to the third-party consents obtained by the Sellers and delivered to Buyer, (i) breaches or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under, or results in the termination of, or accelerates the performance required by, or excuses performance by any person or entity of any of its obligations under, or causes the acceleration of the maturity of any debt or obligation pursuant to, any Assumed Contract [listed on a schedule to such opinion], or (ii) results in a creation or imposition of any Lien upon the Acquired Assets by operation of the terms of any such listed Assumed Contract, or (c) violates any California or federal statute, law, regulation or rule, or any judgment, decree or order of any court or governmental body known by such counsel to be applicable to the Company, Calmac, any Subsidiary, Russell Jedinak or Rebecca Jedinak. Following the consummation of the transactions described in the Agreement and after giving effect to the third-party consents obtained by the Sellers and delivered to Buyer, the Assumed Contracts will be valid and enforceable in accordance with their terms by Buyer and the applicable Subsidiaries to the same extent that they were enforceable by the Company and the Subsidiaries prior to such consummation.

7. Except for requirements of the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any California or federal governmental body is required in connection with the execution, delivery and performance by Calmac, the Company or the Jedinaks of the Agreement or any Related Agreements to which any such Seller is a party or the consummation of the transactions contemplated in such agreements.

8. The Company, Calmac, the Subsidiaries, Russell Jedinak and Rebecca Jedinak have fully complied, to the extent applicable, with the Uniform Commercial Code--Bulk Sales division of the California Codes in connection with the transactions provided for in the Agreement and the Related Agreements.

9. Except as listed on a schedule to such opinion, there is no action, suit, proceeding, litigation, or other investigation to the best of counsel's knowledge after due inquiry, but without independent investigation, pending or threatened (i) against the Company, Calmac, any Subsidiary, Russell Jedinak or Rebecca Jedinak, or (ii) against any officers or directors of the Company or any Subsidiary, with respect to any Subsidiary, the Acquired Assets, the Assumed Contracts or the transactions contemplated by the Agreement and the Related Agreements. Except as listed on a schedule to such opinion, such counsel knows of no order, writ, injunction, judgment or decree of any court or government agency or instrumentality to which the Company, Calmac, any Subsidiary, Russell Jedinak or Rebecca Jedinak is a party relating to or affecting any Subsidiary, the Acquired Assets, the Assumed Contracts or the transactions contemplated by the Agreement and the Related Agreements.

         Counsel need not express any opinion as to any provision of the Agreement or any Related Agreement that purports to affect the jurisdiction or venue of courts, to provide that remedies are cumulative, to provide that decisions by a party are conclusive, to provide remedies inconsistent with the Uniform Commercial Code (to the extent that the Uniform Commercial Code is applicable thereto), to affect or establish evidentiary standards or limitation periods or otherwise grant or limit rights or remedies of parties to such agreements or of third parties in judicial, administrative or similar proceedings, to sever unenforceable provisions, to require arbitration or to provide for the award or payment of a party's attorneys' fees by another party.

                               EXHIBIT 2.2(m)(2)

                    OPINION OF LATHAM AND WATKINS TO SELLERS


         The Opinion Letter may be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991). Capitalized terms used but not described herein shall have the meanings assigned thereto in the Asset Purchase Agreement (the "Agreement").

1. Each of DLJ Mortgage Capital, Inc. and Donaldson, Lufkin & Jenrette, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own its properties and to engage in its business as presently conducted or contemplated.

2. DLJ Quality Partners, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to own its properties and to engage in its business as presently conducted or contemplated.

3. The Agreement has been duly authorized by all necessary corporate or other action on behalf of DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc. and has been duly executed and delivered by DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc. Each Related Agreement has been duly authorized by all necessary corporate or other action on behalf of (as applicable) DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc. and has been duly executed and delivered by (as applicable) DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc.

4. The Agreement is a valid and binding obligation of DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc., enforceable against DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc. in accordance with its terms. Each Related Agreement is a valid and binding obligation of DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc. (as applicable), enforceable against DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc. in accordance with the respective terms of such agreements.

5. Neither the execution and delivery of the Agreement or any Related Agreement to which the DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., and Donaldson, Lufkin & Jenrette, Inc. is a party, nor the consummation of any or all of the transactions contemplated thereby (a) violates any provision of the certificate of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership or other governing instrument of DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., or Donaldson, Lufkin & Jenrette, Inc., (b) after giving effect to the third- party consents obtained by the Sellers and delivered to Buyer, (i) breaches or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under, or results in the termination of, or accelerates the performance required by, or excuses performance by any person or entity of any of its obligations under, or causes the acceleration of the maturity of any debt or obligation pursuant to, any Assumed Contract, or (ii) results in a creation or imposition of any Lien upon the Acquired Assets, or
(c) violates any statute, law, regulation or rule, or any judgment, decree or order of any court or governmental body applicable to the Company, any Subsidiary, DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., or Donaldson, Lufkin & Jenrette, Inc., Following the consummation of the transactions described in the Agreement and after giving effect to the third-party consents obtained by the Sellers and delivered to Buyer, the Assumed Contracts will be valid and enforceable in accordance with their terms by Buyer and the applicable Subsidiaries.

6. Except for requirements of the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance of the Agreement or any Related Agreements to which any Seller is a party or the consummation of the transactions contemplated in such agreements.

7. There is no action, suit, proceeding, litigation, or other investigation pending or, to the best of counsel's knowledge after due inquiry, threatened (i) against DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., or Donaldson, Lufkin & Jenrette, Inc., or (ii) against any officers or directors of DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., or Donaldson, Lufkin & Jenrette, Inc., with respect to any Subsidiary, the Acquired Assets, the Assumed Contracts or the transactions contemplated by the Agreement and the Related Agreements. There is no order, writ, injunction, judgment or decree of any court or government agency or instrumentality to which DLJ Mortgage Capital, Inc., DLJ Quality Partners, L.P., or Donaldson, Lufkin & Jenrette, Inc. is a party relating to or affecting any Subsidiary, the Acquired Assets, the Assumed Contracts or the transactions contemplated by the Agreement and the Related Agreements.

         Counsel need not express any opinion as to any provision of the Agreement or any Related Agreement that purports to affect the jurisdiction or venue of courts, to provide that remedies are cumulative, to provide that decisions by a party are conclusive, to provide remedies inconsistent with the Uniform Commercial Code (to the extent that the Uniform Commercial Code is applicable thereto), to affect or establish evidentiary standards or limitation periods or otherwise grant or limit rights or remedies of parties to such agreements or of third parties in judicial, administrative or similar proceedings, to sever unenforceable provisions, to require arbitration or to provide for the award or payment of a party's attorneys' fees by another party.

                                 EXHIBIT 2.2(p)

                                    RELEASE


         This RELEASE (the "Release") is made as of ____________ ___, 1996, by and among QUALITY MORTGAGE USA, INC., a California corporation (the "Company"), Calmac Funding, a Nevada corporation, DLJ Mortgage Capital, Inc., a Delaware corporation, DLJ Quality Partners, L.P., a Delaware limited partnership, and Russell Jedinak and Rebecca Jedinak, residents of Las Vegas, Nevada (collectively, the "Sellers") to AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer").

                                   RECITALS:

         A. Sellers and Buyer have previously entered into an Asset Purchase Agreement dated as of October 9, 1996 (the "Asset Purchase Agreement").

         B. Pursuant to the Asset Purchase Agreement, the Company has agreed to sell and convey to Buyer the Acquired Assets (as defined in the Asset Purchase Agreement).

         C. As an inducement to Buyer to enter into the Asset Purchase Agreement and as a condition to Buyer's consummation of the Asset Purchase Agreement, the Company has agreed to enter into and deliver this Agreement in consideration of Buyer's entering into the Asset Purchase Agreement and the significant consideration payable to the Company under the Asset Purchase Agreement.

         D. This Release is being delivered pursuant to Section 2.2(p) of the Asset Purchase Agreement.

                                   AGREEMENT:

         In consideration of the premises and of the agreements contained herein and in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and pursuant to the terms of the Asset Purchase Agreement, the parties hereto agree as follows:

         1.      RELEASE.

                 (a) Sellers, individually and collectively, and for themselves and their successors and assigns forever, do hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge Buyer and its successors, assigns, officers, directors, employees and agents, and the Subsidiaries (as defined in the Asset Purchase Agreement) and their successors, assigns, officers, directors, employees and agents (collectively, the "Released Parties") from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities (collectively, the "Sellers' Claims") arising from, related to or in respect of the Acquired Assets, including without limitation the Subsidiaries (as defined in the Asset Purchase Agreement), whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which Sellers or their successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof and may arise at any time in the future, but excluding any claims in respect of any breach by the Buyer of its obligations under the Asset Purchase Agreement or any Related Agreement.

                 (b) Sellers covenant and agree never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based upon any of the released Sellers' Claims which may have arisen at any time on or prior to the date hereof and may arise at any time in the future.

                 (c) Sellers and Buyer hereby acknowledge that they understand and agree that the execution of this Release does not constitute in any manner whatsoever an admission of liability on the part of any parties hereto for any matters covered by this Release, but that such liability is specifically denied.

         2. INTERCOMPANY INDEBTEDNESS. Sellers also specifically, without limitation, acknowledge and agree, individually and collectively, that this Release shall terminate any and all intercompany indebtedness, advances or equivalent accounts owed by the Subsidiaries to any of the Sellers.

         3. ADDITIONAL RIGHTS AND OBLIGATIONS. Sellers and Buyer hereby agree and acknowledge that this Release is being entered into pursuant to and subject to the terms and conditions set forth in the Asset Purchase Agreement and that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Release shall not impair or diminish any of the rights or obligations of any of the parties to the Asset Purchase Agreement as set forth therein.

         4. COUNTERPARTS. This Release may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Release. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

         5. DESCRIPTIVE HEADINGS. The titles of the paragraphs and subparagraphs of this Release are for convenience of reference only and are not to be considered in construing this Release. References to "Sections" herein are references to sections of this Release. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Release as a whole and not to any particular Article, Section or other subdivision.

         6. REASONABLE EFFORTS; COOPERATION. The parties shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions contained herein and to cooperate with each other in connection with the foregoing.

         7. FURTHER ASSURANCES. The parties agree to take such further actions and execute and deliver such other documents, certificates, agreements and other instruments as may be reasonably necessary or desirable in order to consummate or implement this Release.

         8. GOVERNING LAW. This Release shall be governed by, construed, interpreted and applied in accordance with the laws of the State of California, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

         Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in Orange County, California and, if such court does not have jurisdiction, of the courts of the State of California in Orange County, for the purposes of any action arising out of this Release or the subject matter hereof, brought by any other party.

         To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above- named courts, (ii) that the action is brought in an inconvenient forum,
(iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or
(v) that this Release or the subject matter hereof may not be enforced in or by such courts.

         The prevailing party in any action or proceeding relating to this Release shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

         9. BINDING EFFECT. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Release may not be assigned without the written consent of all other parties; provided, however, Buyer may assign all of its rights and obligations hereunder to one of its Affiliates.

         10.     DEFINITIONS.     Capitalized terms not expressly defined in
this Release shall have the meanings assigned to them in the Asset Purchase Agreement.

                                   * * * * *

         This Release has been executed as of the date first written above.


                                    Sellers:

                           QUALITY MORTGAGE USA, INC.


                                        By:
                                           ------------------------------------
                                        Printed Name:
                                                     --------------------------
                                        Title:
                                              ---------------------------------


                                 Calmac Funding


                                        By:
                                           ------------------------------------
                                        Printed Name:
                                                     --------------------------
                                        Title:
                                              ---------------------------------



                           DLJ Mortgage Capital, Inc.



                                        By:
                                           ------------------------------------
                                        Printed Name:
                                                     --------------------------
                                        Title:
                                              ---------------------------------



                           DLJ Quality Partners, L.P.


                                        By:   DLJ Mortgage Capital, Inc.
                                                       General Partner


                                        By:
                                           ------------------------------------
                                        Printed Name:
                                                     --------------------------
                                        Title:
                                              ---------------------------------

                                        Russell Jedinak



                                        ----------------------------------------

                                        Spouse:
                                               ---------------------------------
                                               Rebecca Jedinak


                                        Rebecca Jedinak


                                        ----------------------------------------


                                        Spouse:
                                               ---------------------------------
                                               Russell Jedinak



                                        Buyer:


                                        AMRESCO Residential Mortgage Corporation



                                        By:
                                           -------------------------------------
                                        Printed Name:
                                                     ---------------------------
                                        Title:
                                              ----------------------------------

                                 EXHIBIT 2.3(a)

                           BUYER CLOSING CERTIFICATE

       This Closing Certificate (the "Certificate") is delivered pursuant to
Section 2.3(a) (Closing Certificate) of that certain Asset Purchase Agreement (the "Agreement") entered into as of October 9, 1996, by and among AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer"), on the one hand, and Quality Mortgage USA, Inc., a California corporation (the "Company"); the stockholders of the Company: Calmac Funding, a Nevada corporation ("Calmac"), DLJ Mortgage Capital, Inc., a Delaware corporation ("DLJ") and DLJ Quality Partners, L.P., a Delaware limited partnership ("DLJ Partners" and together with DLJ, the "DLJ Stockholders"); and Russell Jedinak and Rebecca Jedinak, residents of Las Vegas, Nevada and the sole stockholders of Calmac (collectively, the "Jedinaks"), on the other hand. The undersigned hereby certifies, and represents and warrants to the Company, as follows:

       1      Representations.  The representations made by Buyer in the
Agreement are true and correct in all respects as of the date hereof, except as affected by the transactions contemplated by the Agreement or the Related Agreements (as defined in the Agreement).

       2      Covenants.  Buyer in all material respects has performed or complied with each covenant and agreement to be performed by Buyer on or prior to the Closing Date (as defined in the Agreement) under the Agreement or any Related Agreement.

       Executed as of             , 1996.
                      --------- --

                                     AMRESCO Residential Mortgage Corporation


                                     By:
                                        ------------------------------------
                                     Printed Name:
                                                  --------------------------
                                     Title:
                                           ---------------------------------

                                 EXHIBIT 2.3(d)

                      OPINION OF GENERAL COUNSEL OF BUYER


         The Opinion Letter may be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991). Capitalized terms used but not described herein shall have the meanings assigned thereto in the Asset Purchase Agreement (the "Agreement").

1. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and to engage in its business as presently conducted or contemplated.

3. The Agreement has been duly authorized by all necessary corporate action on the part of Buyer and has been duly executed and delivered by Buyer. Each Related Agreement to which Buyer it is a party has been duly authorized by all necessary corporate action on the part of Buyer and has been duly executed and delivered by Buyer.

4. The Agreement and each Related Agreement to which Buyer is a party is enforceable against Buyer, subject to the General Qualifications.

8. Except for requirements of the HSR Act and except for the Permits, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance of the Agreement or any Related Agreements to which Buyer is a party or the consummation of the transactions contemplated in such agreements.

                                 EXHIBIT 2.4(a)

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         This ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is made as of October ___, 1996, by and among QUALITY MORTGAGE USA, INC., a California corporation (the "Seller"), to AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer").

                                   RECITALS:

         A. Seller, certain other parties and Buyer have previously entered into an Asset Purchase Agreement dated as of October 9, 1996 (the "Asset Purchase Agreement").

         B. Pursuant to the Asset Purchase Agreement, Seller has agreed to sell and convey to Buyer the Acquired Assets (as defined and described in the Asset Purchase Agreement), which include certain assets, properties, or interests of the Seller defined therein as the "Assumed Contracts."

         C. Pursuant to the Asset Purchase Agreement, Buyer has agreed to assume the Assumed Liabilities (as defined and described in the Asset Purchase Agreement).

         D. This Agreement is being delivered pursuant to Section 2.4(a) of the Asset Purchase Agreement.

                                   AGREEMENT:

         In consideration of the premises and of the agreements contained herein and in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and pursuant to the terms of the Asset Purchase Agreement, the parties hereto agree as follows:

         1. ASSIGNMENT. Seller, for itself and its successors and assigns forever, hereby assigns, transfers and conveys to Buyer all of its rights in, related to or arising out of, the Assumed Contracts.

         2. ASSUMPTION. Buyer, for itself and its successors and assigns forever, hereby accepts and assumes the due and punctual performance, discharge and observation of, and shall perform, discharge and observe, all of Seller's obligations in, related to, or arising out of the Assumed Contracts and the Assumed Liabilities to the extent such obligations are required to be performed, discharged or observed after the date hereof.

         3. ADDITIONAL RIGHTS AND OBLIGATIONS. Seller and Buyer hereby agree and acknowledge that this Agreement is being entered into pursuant to and subject to the terms and conditions set forth in the Asset Purchase Agreement and that additional rights and obligations of the parties are expressly provided for therein, and that the execution and delivery of this Agreement shall not impair or diminish any of the rights or obligations of any of the parties to the Asset Purchase Agreement as set forth therein.

         4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

         5. DESCRIPTIVE HEADINGS. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. References to "Sections" herein are references to sections of this Agreement. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         6. REASONABLE EFFORTS; COOPERATION. The parties shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions contained herein and to cooperate with each other in connection with the foregoing.

         7. FURTHER ASSURANCES. The parties agree to take such further actions and execute and deliver such other documents, certificates, agreements and other instruments as may be reasonably necessary or desirable in order to consummate or implement this Agreement.

         8. GOVERNING LAW. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of California, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

         Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in Orange County, California and, if such court does not have jurisdiction, of the courts of the State of California in Orange County, for the purposes of any action arising out of this Agreement or the subject matter hereof, brought by any other party.

         To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above- named courts, (ii) that the action is brought in an inconvenient forum,
(iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or
(v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

         The prevailing party in any action or proceeding relating to this Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

         9. BINDING EFFECT. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the written consent of all other parties; provided, however, Buyer may assign all of its rights and obligations hereunder to one of its Affiliates.

         10. DEFINITIONS. Capitalized terms not expressly defined in this Agreement shall have the meanings assigned to them in the Asset Purchase Agreement.

                                   * * * * *

         This Agreement has been executed as of the date first written above.


                                        Seller:
                                        ------

                                        QUALITY MORTGAGE USA, INC.


                                        By:
                                           ------------------------------------
                                        Printed Name:
                                                     --------------------------
                                        Title:
                                              ---------------------------------



                                        Buyer:
                                        -----

                                        AMRESCO Residential Mortgage Corporation


                                        By:
                                           ------------------------------------
                                        Printed Name:
                                                     --------------------------
                                        Title:
                                              ---------------------------------

                                 EXHIBIT 2.4(b)

                  [FORM FOR QUALITY, CALMAC AND THE JEDINAKS]

                            NONCOMPETITION AGREEMENT

         This NONCOMPETITION AGREEMENT (this "Agreement") is made as of October __, 1996, by and between AMRESCO Residential Mortgage Corporation, a Delaware corporation ("Buyer"), and Quality Mortgage USA, Inc., a California corporation ("Quality").

                                R E C I T A L S

         A. Buyer, Quality and certain other parties have previously entered into an Asset Purchase Agreement dated as of October 9, 1996 (the "Asset Purchase Agreement").

         B. Pursuant to the Asset Purchase Agreement, Quality and certain other parties have agreed to sell and convey to Buyer the Acquired Assets.

         C. As an inducement to Buyer to enter into the Asset Purchase Agreement and as a condition to Buyer's consummation of the Asset Purchase Agreement, Quality has agreed to enter into and deliver this Agreement in consideration of Buyer's entering into the Asset Purchase Agreement and the significant consideration payable to Quality under the Asset Purchase Agreement.

         D.      This Agreement is being executed and delivered pursuant to
Section 2.4(b) of the Asset Purchase Agreement.

                               A G R E E M E N T

         Based on the recitals set forth above and the promises contained in this Agreement, the parties agree as follows:

1.       Definitions.

         Capitalized terms not expressly defined in this Agreement shall have the meanings assigned to them in the Asset Purchase Agreement.

2.       Acknowledgments by Seller.

         Quality acknowledges that (a) as the owner of the assets being conveyed to Buyer, Quality is familiar with the following, any and all of which constitute confidential information of the Company or the Subsidiaries (collectively the "Confidential Information"): (i) any and all trade secrets specifically concerning the Mortgage Business and the Acquired Assets, including data, know-how, formulae, compositions, processes, designs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned marketing and sales methods and processes, customer lists, current or prior loan applicants, broker lists, current or prior borrowers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of Quality or the Subsidiaries and any other information, whether or not documented in any manner, of Quality or the Subsidiaries that is a trade secret within the meaning of applicable trade secret law; (ii) any and all proprietary information concerning the businesses and affairs of Quality and the Subsidiaries (other than historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all analyses, compilations, studies and summaries prepared by or for Quality or the Subsidiaries containing or based, in whole or in part, on any information included in the foregoing; (b) the businesses of Quality and the Subsidiaries is national in scope; (c) their products and services are marketed throughout the United States; (d) Quality and the Subsidiaries compete with other single-family residential mortgage origination businesses that are or could be located in any part of the United States; (e) Buyer has required that Quality make the covenants set forth in Sections 3 and 4 hereof as a condition to Buyer's acquisition of the Acquired Assets; (f) Sections 3 and 4 hereof are reasonable and necessary to protect and preserve the Mortgage Business and the Acquired Assets; and (g) the Mortgage Business and the Acquired Assets would be irreparably damaged if Quality were to breach the covenants set forth in Sections 3 and 4 hereof.

3. Confidential Information. Quality acknowledges and agrees that all Confidential Information known or obtained by Quality, whether before or after the date hereof, constitutes a part of the Mortgage Business being acquired by Buyer and is an Acquired Asset. Therefore, Quality agrees that Quality shall not, at any time, disclose to any unauthorized individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi- governmental authority of any nature, or other entity (collectively, a "Person") or use for its own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, without Buyer's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Quality's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Subsidiaries; provided, however, that if Quality becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then Quality will give Buyer prompt notice to that effect, and will cooperate with Buyer if Buyer seeks to obtain a protective order concerning the Confidential Information. Quality will disclose only such Confidential Information as its counsel shall advise is legally required. Quality




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
agrees to deliver to Buyer, at any time Buyer may request, all documents, memoranda, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the Mortgage Business or Acquired Assets.

4.       Noncompetition.

         As an inducement for Buyer to enter into and consummate the Asset Purchase Agreement, Seller agrees that:

                 (a) For a period ending on the second anniversary of the date hereof (such period being the "Term"):

                          (i) Quality shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Quality's name or any similar name to, lend Quality's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Mortgage Business (including the conduct of a mortgage conduit business or a mortgage telemarketing operation targeted at brokers), anywhere within the United States. Quality may engage through one office location in a retail residential mortgage origination business that does not make use of any of the Confidential Information. Quality agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

                          (ii) Quality shall not, directly or indirectly, either for itself or any other person, (A) induce or attempt to induce any employee of the Buyer or any subsidiary of the Buyer to leave the employ of the Buyer or any subsidiary of the Buyer, (B) in any way interfere with the relationship between the Buyer or any subsidiary of the Buyer and any employee thereof, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any person known by Quality to be an employee of the Buyer or any subsidiary of the Buyer, or (D) induce or attempt to induce any broker, customer, supplier, licensee, or business relation of the Buyer or any subsidiary of the Buyer to cease doing business with the Buyer or any subsidiary of the Buyer, or in any way interfere with the relationship between any broker, customer, current or prior loan applicant, current or former borrower, supplier, licensee, or business relation of the Buyer or any subsidiary of the Buyer.

                          (iii) Quality shall not, directly or indirectly, either for itself or any other person, do business with or solicit the business of any person known to Quality to be a customer of, or broker or potential broker for,





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
                 the Mortgage Business, whether or not Quality had personal contact with such person, with respect to products, services or other business activities which compete in whole or in part with the products, services or other business activities of the Mortgage Business (other than the retail origination business specifically permitted under Section 4(a)(i) hereof;

                          (iv) Quality shall not, directly or indirectly, either for itself or any other person, solicit borrowers to refinance loans previously sold or securitized by Buyer or its Affiliates (including AMRESCO, INC. and its subsidiaries); provided, however, that the limitation set forth in this Section shall not apply to (a) solicitations that are directed to the general public at large (including without limitation mass mailings based on commercially acquired mailing lists and newspaper, radio and television advertisements) or (b) responses to unsolicited requests or inquiries made by a borrower or an agent of a borrower.

                 (b) In the event of a material breach by Quality of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant shall be extended by the period of the duration of such breach;

                 (c) Quality shall not, at any time during or after the Term, disparage Buyer, the Mortgage Business or any Subsidiary, or any of their respective stockholders, directors, officers, employees, brokers or agents; and

                 [(d)     [Jedinaks only]  Each of the Jedinaks shall, during
         the Term, within ten days after accepting any employment, advise Buyer and the Company of the identity of any employer of such Jedinak. Each of the Jedinaks acknowledges that Buyer or the Company may serve notice upon each such employer that such Jedinak is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.]

5.       Compensation.

         The consideration being paid to Quality pursuant to the Asset Purchase Agreement includes consideration for this Agreement.

6.       Remedies.

         If Quality breaches the covenants set forth in Sections 3 and 4 hereof, then Buyer or any Subsidiary shall be entitled to the following remedies:

                 (a)      Damages from Quality;

                 (b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of





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
         Sections 3 and 4 hereof, it being agreed that money damages alone would be inadequate to compensate the Buyer or any Subsidiary and would be an inadequate remedy for such breach; and

         (c) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

7.       Successors and Assigns.

         The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the written consent of all other parties; provided, however, Buyer may assign all of its rights and obligations hereunder to one of its Affiliates.

8.       Waiver.

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.       Governing Law.

         This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of California, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

         Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in Orange County, California and, if such court does not have jurisdiction, of the courts of the State of California in Orange County, for the purposes of any action arising out of this Agreement or the subject matter hereof, brought by any other party.

         To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above- named courts, (ii) that the action is brought in an inconvenient forum,
(iii) that it is immune from





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any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

         The prevailing party in any action or proceeding relating to this Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

10.      Reformation.

         If a court of competent jurisdiction determines that the limitations as to time, geographical area or scope of activity to be restrained contained in this Agreement are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Buyer and the Subsidiaries, then the parties agree that such court should (and Quality will request such court to) reform this Agreement to the extent necessary to cause the limitations contained in this Agreement as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of Buyer and the Subsidiaries and such court then shall enforce this Agreement as reformed.

11.      Entire Agreement.

         This Agreement, the Asset Purchase Agreement (including the Schedules and Exhibits thereto) and the other Related Agreements constitute the full and entire understanding and agreement between the parties and supersede any other agreement, written or oral, with regard to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

12.      Notices, Etc.

         All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, return receipt requested, or delivered by hand, messenger, scheduled overnight courier, or telecopy (hard copy to follow by scheduled overnight courier) and shall be deemed given when received at the addresses set forth below, or at such other address furnished in writing to the other parties hereto.





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
         If to Quality:              P.O. Box 19060
                                     Las Vegas, Nevada  89132
                                     Attention:  Russell Jedinak
                                                 Rebecca Jedinak
                                     (702) 732-7997 (fax)

         and
                                     c/o DLJ Mortgage Capital
                                     277 Park Avenue
                                     New York, NY  10172
                                     Attention:  Counsel's Office
                                     (212) 892-7272 (fax)

         with a copy to:             Mayer, Brown & Platt
                                     350 South Grand Avenue
                                     Los Angeles, CA  90071
                                     Attention:  Ken Kohler
                                     (213) 625-0248 (fax)

         If to Buyer:                c/o AMRESCO, INC.
                                     Suite 2400
                                     700 North Pearl Street
                                     Dallas, TX  75201
                                     Attention:  General Counsel
                                     (214) 753-7757 (fax)

13.      Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

14.      Titles and Subtitles.

         The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. References to "Sections" herein are references to sections of this Agreement. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   * * * * *





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         This Agreement has been executed and delivered as of the date first written above.

                                        AMRESCO Residential Mortgage Corporation


                                        By:
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                                        Printed Name:
                                                     ---------------------------
                                        Title:
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                                        QUALITY MORTGAGE USA, INC.


                                        By:
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                                        Printed Name:
                                                     ---------------------------
                                        Title:
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